Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
PEGASUS HOLDINGS III, LLC,
PEGASUS MERGER CO.
and
TENNECO INC.
Dated as of February 22, 2022

TABLE OF CONTENTS
i

ii

Exhibit A    Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B    Form of Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of February 22, 2022 (this “Agreement”), is made by and among Pegasus Holdings III, LLC, a Delaware limited liability company (“Parent”), Pegasus Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Tenneco Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.1 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.
RECITALS
A.The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which, except as otherwise provided in Section 2.1, each share of Class A voting common stock, par value $0.01 per share, of the Company (each, a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.
B.The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger.
C.The sole member of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.
D.The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommended that the Company’s stockholders adopt this Agreement.
E.Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Apollo Investment Fund IX, L.P., Apollo Overseas Partners (Delaware) IX, L.P., Apollo Overseas Partners (Delaware 892) IX, L.P., Apollo Overseas Partners IX, L.P. and Apollo Overseas Partners (Lux) IX, SCSp (collectively, the “Guarantors”), are entering into a limited guaranty (the “Guaranty”), pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

F.Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:
ARTICLE 1
THE MERGER
1.1The Merger.
(a)Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions.”
(b)At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9). In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9).
(c)At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(d)If, at any time after the Effective Time, the Surviving Corporation shall determine, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
1.2Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., local time, on the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages unless another time, date or place is agreed to in writing by the parties hereto; provided, that, notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or, to the extent permissible, waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), the Closing shall instead take place on the earlier of (i) a Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (ii) the third Business Day after the final day of the Marketing Period (subject, in the case of each of clause (i) and (ii), to the satisfaction or, to the extent permissible, waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing)). The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to, Merger Sub or the Company shall cause a certificate of merger (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
2.1Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a)Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares, shall be converted automatically into the right to receive $20.00 per Share (the “Merger Consideration”), payable to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.
(b)Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly owned subsidiaries of Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof. All Shares issued and outstanding immediately prior to the Effective Time that are held by any direct or indirect wholly owned Subsidiary of the Company or by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) will automatically be converted into such number of validly issued, fully paid and nonassessable shares of common stock, no par value per share, of the Surviving Corporation, or fraction thereof, such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.
(c)Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one hundred (100) shares of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.
2.2Payment for Securities; Surrender of Certificates.
(a)Paying Agent. At or prior to the Effective Time, Parent shall designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article 2 (the “Paying Agent”). The Company shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article 2; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.
(b)Procedures for Surrender.
(i)Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the Paying Agent or such other agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such Certificates the Merger Consideration for each Share formerly represented by such Certificates (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of Parent or the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.
(ii)Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of

Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.
(c)Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(d)Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a), to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.
(e)Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.3Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise, any such demands, or agree to do any of the foregoing.

2.4Treatment of Restricted Stock Units and Performance Share Units.
(a)Treatment of Cash-Settled Performance Share Units. At the Effective Time, each outstanding award of Company cash-settled performance share units (each a, “Cash-Settled PSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof or the Company, become fully vested and be cancelled in exchange for the right to receive, at the Effective Time, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (x) the total number of Shares or Share equivalents underlying such award of Cash-Settled PSUs (based on all applicable performance criteria being achieved at target performance), multiplied by (y) the Merger Consideration.
(b)Treatment of Cash-Settled Restricted Stock Units. At the Effective Time, each outstanding award of Company cash-settled restricted stock units (each a, “Cash-Settled RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof or the Company, become fully vested and be cancelled in exchange for the right to receive, at the Effective Time, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (x) the total number of Shares underlying such award of Cash-Settled RSUs, multiplied by (y) the Merger Consideration.
(c)Treatment of Share-Settled Restricted Stock Units and Performance Share Units. At the Effective Time, (i) each outstanding award of Share-settled Company restricted stock units (each, a “Share-Settled RSUs”) that at such time is subject solely to service-based vesting conditions shall become fully vested and shall, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares underlying such award of Share-Settled RSUs, multiplied by (y) the Merger Consideration, and (ii) each outstanding award of Company share-settled performance share units (“Share-Settled PSUs”, and together with the Cash-Settled RSUs, Cash-Settled PSUs and Share-Settled RSUs, “Company Awards”) that at such time is subject to performance-based vesting conditions that is outstanding immediately prior to the Effective Time shall become vested as to the number of Shares subject to such award that would vest at the target level, and shall, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the number of vested Shares underlying such award, multiplied by (y) the Merger Consideration.
(d)Payment by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Awards the amounts described in Sections 2.4(a), 2.4(b) and 2.4(c), less any Taxes required to be withheld under applicable Law with respect to such payments and subject to any deferral elections with respect to such Company Awards made by the holders of such Company Awards pursuant to the Tenneco Inc. Incentive Deferral Plan, as amended and restated effective as of January 1, 2018, as applicable, as soon as practicable following the Closing Date, through the Surviving Corporation’s payroll system, but not later than five (5) Business Days following the Closing Date. Notwithstanding the foregoing, to the extent that any amounts payable under this

Section 2.4 relate to a Company Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary shall pay such amounts as promptly as is practicable following the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Award and that will not trigger a Tax or penalty under Section 409A of the Code (after taking into account actions taken under Treasury Regulations Section 1-409A-3(j)(4)(ix)), but in no event later than five (5) Business Days after such time.
(e)Termination of the Company Equity Plans. As of the Effective Time, the Company Equity Plans shall be terminated and no further Shares or Company Awards in the Company or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Award or other right that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Award shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4.
(f)Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary to effect the transactions described in this Section 2.4.
2.5Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. In the event any such Person (a “Payor”) determines that any amounts otherwise payable pursuant to this Agreement (other than any amounts payable in respect of compensation for services) would be subject to deduction or withholding under applicable Law, (a) Payor shall use commercially reasonable efforts to notify the Person otherwise entitled to such amounts (a “Payee”) prior to the date on which such deduction or withholding is anticipated to occur, and (b) the Payor and the Payee shall reasonably cooperate to minimize or eliminate such deduction or withholding as permitted by applicable Law. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
2.6Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.1 or is otherwise prohibited or restricted by any other provision of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) or (b) as otherwise disclosed or identified in the Company SEC Documents or the Company’s draft Form 10-K in respect of fiscal year 2021 in the form made available to Parent in the data room, in each case, at least two (2) Business Days prior to the date hereof, other than any risk factor disclosures (excluding statements of historical fact) in any such Company SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Company SEC Document, the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date that:
3.1Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except, in the case of the Company’s Subsidiaries, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Amended and Restated Certificate of Incorporation (the “Company Charter”) and Amended and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement and such documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the organizational or governing documents of each of the Company’s Subsidiaries is in full force and effect and (b) none of the Company’s Subsidiaries is in violation of any provision of the foregoing documents.
3.2Capitalization.
(a)The authorized capital stock of the Company consists of one hundred seventy-five million (175,000,000) Shares, twenty-five million (25,000,000) shares of Class B non-voting convertible common stock, par value $0.01 per share (“Class B Common Stock”), and fifty million (50,000,000) shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of February 18, 2022, (i) 83,132,435 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 14,592,888 Shares were held in the treasury of the Company or by its Subsidiaries, (iii) zero (0) shares of Class B Common Stock were issued and outstanding, (iv) 4,760,283 Shares or Share equivalents are subject to outstanding Company RSUs, (v) zero (0) Shares or Share equivalents are subject to outstanding Company PSUs (assuming that the applicable performance metrics are achieved at target levels), and (vi) no shares of Company Preferred Stock were issued and outstanding. Except for Share-Settled RSUs and Share-Settled PSUs convertible into not more than an aggregate of 4,760,283 Shares (assuming target level of performance with respect to Share-Settled PSUs) under the Company Equity Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including any shareholders agreements, voting trusts, proxies or other similar agreements or any obligations requiring the registration for sale of any shares of capital stock of or other voting or equity interests) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests of the Company, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since September 30, 2021 and prior to the date of this Agreement, except for the issuance of Shares under the Company Equity Plans in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).
(b)The Company has previously provided Parent with a true and complete list, as of the date hereof, with respect to each outstanding Company Award, (i) the holder thereof, (ii) the grant date thereof, (iii) the vesting conditions thereof and (iv) the total number of Shares or total amount of cash, as applicable, that may be received pursuant thereto. All Shares subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.
(c)Section 3.2(c) of the Company Disclosure Schedule sets forth a complete list of each Subsidiary of the Company, together with its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Company or its Subsidiaries, in such Subsidiary. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, the Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Company, free and clear of any Liens (other than (x) Liens with respect to the Company Credit Facility and the Secured Notes Indentures, (y) Liens described by clause (i) of the definition of Permitted Liens and (z) transfer and other restrictions under applicable securities Laws), and all of such outstanding shares of stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary. No Subsidiary of the Company (or, to Knowledge of the Company, any Company Joint Venture) owns any Shares or any capital stock of, or other Equity Interests in, the Company.
(d)Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, or other debt securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
(e)Section 3.2(e) of the Company Disclosure Schedule sets forth a complete list of all Company Joint Ventures together with the Company’s or its applicable Subsidiary’s ownership interest (and percentage interest) in each Company Joint Venture.
3.3Authority; Execution and Delivery; Enforceability.
(a)The Company has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at law or in equity).
(b)The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for its adoption at the Company Meeting, and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”), which resolutions, subject to Section 5.3, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

(c)Subject to the accuracy of Section 4.7, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions, including the Merger or the other Transactions. To the Knowledge of the Company, no other takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Merger or the other Transactions. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Company Meeting (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.
3.4No Conflicts.
(a)The execution and delivery of this Agreement does not and will not, and the performance of this Agreement by the Company will not, directly or indirectly (with or without notice or lapse of time, or both) (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws, (ii) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of any organizational documents of any Subsidiary of the Company or of any Company Joint Venture, (iii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or any Company Joint Venture or by which any property or asset of the Company or any of its Subsidiaries or any Company Joint Venture is bound or affected or (iv) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Company Joint Venture pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Company Joint Venture is party (or by which any of their respective properties or assets are bound), except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not (in each case with or without notice or lapse of time, or both), require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the NYSE, (ii) any applicable requirements of any Antitrust Laws or in connection with any FDI Approval, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
3.5SEC Documents; Financial Statements; Undisclosed Liabilities.
(a)The Company has filed or furnished on a timely basis all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since February 22, 2020 together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). None of the Subsidiaries of the Company (nor, to the Knowledge of the Company, any Company Joint Venture) is required to make any filings with the SEC.
(b)As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of the last such filing) each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case when filed or furnished, or with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents. There has been no material correspondence between the SEC and the Company since February 22, 2020 that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date hereof.
(c)The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) (i) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and (ii) were prepared in accordance with GAAP (as in effect in the United States on the date of such Company SEC Financial Statement) as applied by the Company on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments that are not material in amount or nature, individually or in the aggregate, and the absence of certain notes (none of which if presented would materially differ from those presented in the audited Company SEC Financial Statements).
(d)The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC

Documents. The Company maintains disclosure controls and procedures required and as defined by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are reasonably designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents.
(e)The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient in all material respects to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries for external purposes in accordance with GAAP. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal control over financial reporting as of and for the year ended December 31, 2021 (nor has any such deficiency or weakness been identified as of the date hereof) or any fraud related to the Company, its Subsidiaries, any Company Joint Ventures and their respective businesses (or, to the Knowledge of the Company, any other fraud), whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting.
(f)The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as specifically disclosed or reflected and adequately reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations incurred pursuant to the transactions contemplated by this Agreement, (iv) for liabilities incurred that have been discharged or paid in full prior to the date of this Agreement and (v) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
3.6Absence of Certain Changes or Events. Since September 30, 2021 through the date of this Agreement, (a) except for any Permitted Actions, the Company and its Subsidiaries have conducted their businesses (including with respect to the Company Joint Ventures) in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since September 30, 2021, through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(f), 5.1(g), 5.1(m), 5.1(p), 5.1(s), 5.1(t) and 5.1(u) (but, in the case of Section 5.1(u), solely with respect to the enumerated subsections of Section 5.1 previously listed in this sentence) had the covenants therein applied since September 30, 2021.

3.7Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company with respect to any statements made therein based on information supplied by or on behalf of Parent specifically for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.
3.8Litigation.
(a)Except (i) as set forth on Section 3.8 of the Company Disclosure Schedule, or (ii) for Proceedings that would not reasonably be expected to have, a Company Material Adverse Effect, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Entity, and none of the Company or any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company at law or in equity, or before or by any Governmental Entity, which would materially and adversely affect the Company’s ability to perform its obligations hereunder or consummate the Transaction. The Company is not subject to any outstanding Order that would materially and adversely affect the Company’s ability to perform its obligations hereunder or consummate the Transactions.
3.9Compliance with Laws. Except as set forth on Section 3.9 of the Company Disclosure Schedule, (a) the Company and each of its Subsidiaries is, and during the three (3) years prior to the date hereof has been, in compliance with all applicable Laws in all material respects and (b) during the three (3) years prior to the date hereof, no written Proceedings have been received by, and to the Knowledge of the Company, no Proceedings have been filed against, the Company or any of its Subsidiaries alleging material noncompliance with any Laws, other than, in each case, requests for information or audits in the ordinary course.
3.10Governmental Consents; Permits; etc.
(a)Except for (i) filings required under, and compliance with other applicable requirements of, (A) the HSR Act, (B) the other Antitrust Laws set forth on Section 5.7(a) of the Company Disclosure Schedule, and (C) the FDI Approvals set forth on Section 5.7(a) of the Company Disclosure Schedule, (ii) compliance with the Exchange Act, including the filing with the SEC of the Proxy Statement, (iii) compliance with the rules and regulations of the NYSE, (iv) compliance with any applicable state securities or blue sky Laws, or (v) as set forth on Section 3.10 of the Company Disclosure Schedule, and except in connection with facts or circumstances relating solely to Parent or any of its affiliates, no consent, approval, or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or the other Transactions, other than any such consent, approval, authorization, declaration or filing that, if not obtained, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)Except as and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have obtained, and are, and during the two (2) years prior to the date hereof have been, in compliance with all material Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use, and maintain their assets in the manner in which they are now operated and maintained, and to conduct their business, taken as a whole, as currently conducted, and such Permits are in full force and effect. There are no, and since January 1, 2020 there have been no, pending or, to the Knowledge of the Company, threatened limitations, terminations, expirations or revocations of such Permits, in each case, other than such limitations, terminations, expirations or revocations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no outstanding written notices received by the Company or any of its Subsidiaries alleging the failure to hold any material Permits.
3.11Employment Benefit Plans.
(a)Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other equity or equity-based incentive, compensation, severance, employment, consulting, change-in-control, retention, vacation, paid time off, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, (a) entered into, contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries or (b) for which the Company or any of its Subsidiaries has any Liability (contingent or otherwise), other than any Multiemployer Plan and any programs sponsored or maintained by a Governmental Entity; provided, for the avoidance of doubt, that individual employment contracts or consultancy agreements for service providers below the grade level of E-1 need not be set forth on Section 3.11(a) of the Company Disclosure Schedule. With respect to each material Company Benefit Plan, a copy of each of the following documents, and all amendments and modifications to such documents, has been made available to Parent: (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to such Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last plan year, (iii) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (iv) the most recent actuarial report and/or financial statement, if any, relating to such Company Benefit Plan, and (v) any related trust agreements, annuity contracts, insurance contracts or documents of any other funding arrangements.

(b)Except as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or its Subsidiaries:
(i)each Company Benefit Plan complies and has been established, maintained, funded, operated, and administered in accordance with its terms and the requirements of all Laws applicable thereto, including ERISA and the Code;
(ii)each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the Company’s Knowledge, no fact or event has occurred that could reasonably be expected to cause the loss of the Tax qualified status of any such Company Benefit Plan or the Tax exempt status of any associated trust;
(iii)no Company Benefit Plan is under audit or is the subject of an audit, investigation or other administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit, investigation or other administrative proceeding, to the Knowledge of the Company, threatened;
(iv)all contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Company Benefit Plan as of or prior to the date hereof have been made or accrued (as applicable) on a timely basis in accordance with applicable Law and such Company Benefit Plan’s terms;
(v)there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan;
(vi)there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, involving any Company Benefit Plan; and
(vii)no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).
(c)No Company Benefit Plan is, and none of the Company, its Subsidiaries, or any of its ERISA Affiliates, during the six (6) years prior to the date hereof, has maintained, contributed to, been required to contribute to or otherwise had any Liability with respect to: (i) any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, or (ii) any Multiemployer Plan. No Company Benefit Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any Liability, or is reasonably expected to have any, material Liability: (x) under Title IV of ERISA or (y) on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d)Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former service provider to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits or increase the amount of or result in the forfeiture of any compensation or benefits due to any current or former service provider or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (iii) result in any forgiveness of indebtedness of any service provider, (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code), or (v) result in any restriction on the right of the Company or any of its Subsidiaries or, after the consummation of the Merger or the Transactions, the Surviving Corporation, to merge, amend or terminate any of the material Company Benefit Plans. The Company has no obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
(e)Neither the Company nor any of its Subsidiaries has any Liability under any Company Benefit Plan or otherwise for providing post-termination or retiree health, medical, life or other welfare benefits to any Person, other than as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable Law at the sole expense of such employee. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other material penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.
(f)Each Company Benefit Plan and any other agreement, plan, Contract or arrangement maintained by the Company or any of its Subsidiaries that is, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
3.12Employee and Labor Matters.
(a)Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, agreement with any works council or similar labor contract (a “Collective Labor Agreement”), other than the agreements set forth on Section 3.12(a) of the Company Disclosure Schedule or any such agreements that apply on a national, industry-wide or similar mandatory basis and no Collective Labor Agreement requires any notice, consultation or consent rights with respect to the transactions contemplated by this Agreement. Since January 31, 2018, there has not occurred and, to the Knowledge of the Company, there is not threatened, (i) any strike, slowdown, picketing, material labor-related arbitration, material grievance, or work stoppage by, or lockout of, or to the Knowledge of the Company, union organizing activities with respect to, any employees of the Company or any of its Subsidiaries, (ii) any Proceeding against the Company or any of its Subsidiaries relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal

Employment Opportunity Commission, or any comparable Governmental Entity, or (iii) any application for representation or certification of a labor union, works council, or other labor organization seeking to represent any employees of the Company or any of its Subsidiaries.
(b)Except as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or its Subsidiaries, the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, fair employment practices, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment discrimination, worker classification, withholding of Taxes, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance and related matters.
(c)Except as would not reasonably be expected to result, individually or in the aggregate, in material Liability to the Company or any of its Subsidiaries, (i) none of the Company or its Subsidiaries has entered into a settlement agreement with a current or former officer, director or employee of the Company or any of its Subsidiaries resolving allegations of sexual harassment or misconduct by an executive officer, director or employee of the Company or any of its Subsidiaries, and (ii) there are no, and since January 31, 2018, there have not been any Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any of its Subsidiaries. The Company and its Subsidiaries have investigated all material sexual harassment or other material discrimination allegations with respect to current and former employees of which it is or was aware.
3.13Environmental Matters. Except as set forth on Section 3.13 of the Company Disclosure Schedule, or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:
(a)Each of the Company and its Subsidiaries is in compliance, and has for the past three (3) years complied, with all applicable Environmental Laws, which compliance includes, and has included, obtaining, maintaining, and complying with, and filing timely application to renew, all Permits required for the operation of the business as conducted as of or for the three (3) years prior to the Closing Date.
(b)Neither the Company nor any of its Subsidiaries has received a written Proceeding or Order that remains outstanding or unresolved as of the Closing Date alleging any violation of, or liability under, applicable Environmental Laws.
(c)To the Knowledge of the Company, neither the Company nor its Subsidiaries has disposed of, arranged for the disposal of, transported, or Released, owned, leased or operated any property or facility contaminated by, exposed any Person to, or manufactured, distributed or sold any Hazardous Substance (including at, on, under or from any real property currently or formerly owned or leased by the Company or any of its Subsidiaries or any of their respective predecessors), in each case in a manner that has not been in compliance with applicable Environmental Laws or that has given or would reasonably be expected to give rise to liabilities of the Company or its Subsidiaries pursuant to applicable Environmental Laws.
(d)To the Knowledge of the Company, the Company has made available all environmental audits, assessments, and reports in the Company’s possession or control that have been prepared in the thirty-six (36) months prior to the date of this Agreement and relate to any of the Company or its Subsidiaries (including any real property currently or formerly owned, leased or operated by the Company or its Subsidiaries), and which disclose liabilities or noncompliance that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
3.14Real Property; Title to Assets.
(a)Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all material real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property. The Company or any of its Subsidiaries, as the case may be, holds good and valid fee simple title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens.
(b)Section 3.14(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all material real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement and any and all amendments and modifications relating thereto. The Company or any of its Subsidiaries, as the case may be, holds a valid leasehold estate in all Company Leased Real Property, and the Company Leased Real Property is not subject to any Liens, other than Permitted Liens. Section 3.14(b) of the Company Disclosure Schedule contains a complete and accurate list of each Leased Real Property Lease. As of the date hereof, the Company has delivered to or made available to Parent a true and complete copy of each Leased Real Property Lease. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each Leased Real Property Lease is in full force and effect and is a valid, binding and legally enforceable obligation of the Company or its Subsidiaries (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity), and (ii) neither the Company nor any of its Subsidiaries is, nor, to the Knowledge of the Company, is any other party (in each case, with or without notice or lapse of time, or both) in breach or default under any Leased Real Property Lease.
(c)The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property”. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Real Property is in compliance with all existing Laws applicable to such Company Real Property, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge, there are no such Proceedings threatened, affecting any portion of the Company Real Property.
(d)The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.15Tax Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)all Tax Returns that are required by applicable Law to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;
(b)each of the Company and its Subsidiaries has timely paid all Taxes (whether or not shown as due and payable by it on any Tax Return) due and payable by it (including any Taxes required by applicable Law to be withheld from amounts owing to, or collected from, any employee, creditor, or other Third Party), other than Taxes for which adequate reserves have been established in accordance with GAAP on the Company SEC Financial Statements;
(c)no deficiencies for Taxes have been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies that have been (i) withdrawn, (ii) settled with no outstanding liability for the Company or any of its Subsidiaries, or (iii) fully satisfied by payment;
(d)there is no ongoing audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that any such audit, examination, investigation or other proceeding is contemplated or pending;
(e)neither the Company nor any of its Subsidiaries has waived any statute of limitations beyond the date hereof in respect of any Taxes or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency;
(f)neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement (each a “Tax Sharing Agreement”) (other than (i) any customary agreements with customers, vendors, lenders, or lessors entered into in the ordinary course of business and the primary purpose of which is not related to Taxes and (ii) any Tax Sharing Agreement the only parties to which are the Company and its Subsidiaries);
(g)neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;
(h)neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated group filing a U.S. consolidated federal income Tax Return (other than a group the common parent of which is the Company or any of its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local or non-U.S. Law) or as a transferee or successor or by contract (other than any customary agreements with customers, vendors, lenders, or lessors entered into in the ordinary course of business and the primary purpose of which is not related to Taxes);
(i)neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous or similar state, local or non-U.S. Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) application of Section 965 of the Code;
(j)there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;
(k)neither the Company nor any of its Subsidiaries has a pending request for, or has entered into or received, any private letter ruling, or written technical advice with or from any Governmental Entity with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries;
(l)within the last three (3) years, neither the Company nor any of its Subsidiaries has a pending request for, or has entered into or received, any administrative relief with or from any Governmental Entity with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries;
(m)each of the Company and its Subsidiaries has complied with all applicable Laws relating to the withholding of Taxes;
(n)each of the Company and its Subsidiaries has properly and timely documented its transfer pricing methodology in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or non-US Tax Law);
(o)within the last three (3) years, no written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any Subsidiary is or may be subject to Tax by, or required to file a Tax Return in, such jurisdiction; and

(p)neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
3.16Material Contracts.
(a)Except as set forth on Section 3.16(a) of the Company Disclosure Schedule or Contracts described in clause (xii)(B) below, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by any:
(i)(A) Contract relating to indebtedness for borrowed money or to mortgaging, pledging or otherwise placing a Lien on any material portion of their assets or (B) Contract relating to any factoring, supplier, trade or vendor financing or (C) Contract under which it has advanced or loaned any other Person (other than the Company or any of its Subsidiaries) amounts exceeding, in the aggregate, $25,000,000;
(ii)guaranty of any financial obligation made on behalf of any Person other than the Company or any of its Subsidiaries or other guaranty in amounts exceeding, in the aggregate, $25,000,000;
(iii)settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries will be required, after the date of this Agreement, to satisfy any material monetary or non-monetary obligations;
(iv)lease or agreement under which the Company or any of its Subsidiaries is lessee or lessor of, or holds or operates any material personal property owned by any other party, or permits any Third Party to hold or operate any material personal property owned or controlled by the Company or any of its Subsidiaries, in each case for which the annual rental exceeds $5,000,000;
(v)agreements (A) relating to any pending or completed material business merger, acquisition or divestiture by the Company or any of its Subsidiaries within the last three (3) years, (B) pursuant to which any of the Company or any of its Subsidiaries has remaining material obligations or liabilities or (C) giving any person the right to acquire any material equity interests, assets or businesses of the Company or any of its Subsidiaries after the date hereof;
(vi)Contract concerning the formation, creation, operation, management, ownership, governance or control of any Company Joint Venture, in each case that is material to the business of the Company and its Subsidiaries, taken as a whole;
(vii)Contract pursuant to which (A) the Company or any of its Subsidiaries receives a license, covenants not to sue or has any other right to use or exploit a Third Party’s Intellectual Property, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole (other than non-exclusive licenses of “shrink-wrap”, “click-wrap” and “off-the-shelf” software, and non-exclusive licenses of other software that is generally commercially available with one-time or aggregate annual license, maintenance, support and other fees of $2,000,000 or less) or (B) the Company or any of its Subsidiaries grants to any Third Party a license, covenant not to sue or other right to use or exploit any material Company Intellectual Property (other than non-exclusive licenses entered into in the ordinary course of business);
(viii)Contract which (A) expressly limits or prohibits the Company or any of its affiliates from competing or freely engaging in business anywhere in the world, (B) purports to restrict the ability of Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) following the Effective Time to compete in any line of business or (C) contains any “most favored nation,” exclusivity or similar covenants that would restrict future business activity of the Company or any of its affiliates following the Effective Time;
(ix)Contract with any Governmental Entity where (A) the Governmental Entity is the customer and (B) such Contract involves annual payments in excess of $5,000,000;
(x)collective bargaining agreement, neutrality agreement, card check agreement or any other Contract with any trade union, works council or other labor organization affecting any employee of the Company or any of its Subsidiaries;
(xi)Contract that is between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or its Subsidiaries or any person beneficially owning 5% or more of the outstanding Shares, on the other hand (except for any Company Benefit Plan);
(xii)(A) standard terms and conditions or similar agreements governing Contracts with (1) each of the ten (10) largest customers (measured by approximate dollar volume of sales by the Company and its Subsidiaries to such customers) of the Company and its Subsidiaries, in each case, for the 12-month period ending December 31, 2021 and (2) the ten (10) largest suppliers (measured by approximate dollar volume of purchases by the Company and its Subsidiaries from such suppliers) of the Company and its Subsidiaries, in each case, for the 12-month period ending December 31, 2021 and (B) any other Contracts with such largest customers or largest suppliers; or
(xiii)any other Contract which requires aggregate payments to or by the Company or its Subsidiaries in excess of $50,000,000;
(b)The Company has delivered or made available to Parent or its Representatives true and correct copies in all material respects of all written Contracts and plans that are required to be set forth on Sections 3.16(a) of the Company Disclosure Schedule (collectively, the “Company Material Contracts”) (other than the Company Material Contracts described in Section 3.16(a)(xii)(B); provided that for the avoidance of doubt all Contracts described in Section 3.16(a)(xii)(B) shall be deemed Company Material Contracts), together with all material amendments, waivers or other changes thereto (but subject, in each case, to redactions of pricing and other competitively sensitive information to the extent required by Antitrust Law).
(c)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each of the

Company and its Subsidiaries have performed in all material respects all material obligations required to be performed by it and is not in material default under, in material breach of, nor in receipt of any written claim of material default or material breach under, any Company Material Contract, (ii) no event has occurred which, with the passage of time or the giving of notice or both, would result in a material default or material breach by the Company or any of its Subsidiaries under any Company Material Contract and (iii) as of the date hereof, to the Knowledge of the Company, there is no material breach or threatened material breach by the other parties to any Company Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and except for those that have terminated or expired in accordance with their terms, all of the Company Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or its Subsidiaries party thereto, and are enforceable against the Company or its Subsidiaries party thereto in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity), and, to the Knowledge of the Company, constitute legal, valid and binding obligations of the other party or parties thereto, enforceable against such party or parties in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity).
3.17International Trade and Anti-Corruption.
(a)Neither the Company nor any its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any Person acting on behalf of any of the Company or its Subsidiaries, is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, residing or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (iv) otherwise in material violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Control Laws”).
(b)Neither the Company nor any of its Subsidiaries have any material outstanding liability under anti-dumping duty Orders or countervailing duty Orders, including any potential liability under preliminary determinations.
(c)In the last five (5) years, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any Person acting on behalf of or associated with the Company or any of its Subsidiaries, has at any time (i) made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of Anti-Corruption Laws; (ii) used any corporate funds for unlawful political or charitable contributions, gifts, hospitality, travel, entertainment or other unlawful expenses relating to political activity; or (iii) has otherwise been in violation of any Anti-Corruption Laws in any respect.

(d)During the five (5) years prior to the date hereof, neither the Company nor any of its Subsidiaries has  received from any Governmental Entity any notice, inquiry, or internal or external allegation;  been the subject of any investigation by any Governmental Entity;  made any voluntary or involuntary disclosure to a Governmental Entity; or  conducted any internal investigation or audit, in each case (i)-(iv), relating to or arising from any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.
(e)During the past five (5) years, neither the Company nor any of its Subsidiaries has received a civil investigative demand, claim notice, preservation letter or any investigative subpoena, notice, target letter, or equivalent from any Governmental Entity relating to any alleged material violations of Antitrust Laws by the Company or any of its Subsidiaries.
3.18Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a correct and complete list of all material Insurance Policies, including material occurrence-based policies in force. The Company has made available to Parent true and correct copies of such Insurance Policies prior to the date hereof. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) all material Insurance Policies maintained by the Company and its Subsidiaries are in full force and effect (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity) and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation and (b) neither the Company nor any of its Subsidiaries is in breach of or default under any material Insurance Policies. There are no material claims under any of the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).
3.19Intellectual Property; Privacy.
(a)Section 3.19(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) registered trademarks and pending trademark applications, (iii) registered copyrights, and (iv) registered domain names, in each case that are included in the Company Intellectual Property (collectively, the “Company Registered IP” ). Each item of Company Registered IP is subsisting, and has not been abandoned or cancelled. Except as would not reasonably be expected to, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole, there are no suits or actions pending or, to the Company’s knowledge, threatened against any issued or registered Company Registered IP.
(b)The Company and its Subsidiaries are the sole and exclusive owner of each item of material Company Intellectual Property, free and clear of any Liens (other than Permitted Liens). The Company and its Subsidiaries own or otherwise have sufficient rights in and to, and immediately after the Closing will continue to own or have sufficient rights in and to, all Intellectual Property that are used in or necessary for the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)There are no Proceedings currently pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries in the past three years alleging that the Company or any of its Subsidiaries has infringed, misappropriated, or violated any Third Party’s Intellectual Property, in each case that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. The operation of the business of the Company and its Subsidiaries as currently conducted and as conducted in the past three years, does not infringe, misappropriate, or violate, and has not infringed, misappropriated or violated, the Intellectual Property of any Third Party, except as has not resulted and would not reasonably be expected to, individually or in the aggregate, result in any material liability to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no Third Party is currently infringing, misappropriating or violating any Company Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(d)During the last three (3) years, (i) the Company and its Subsidiaries have taken steps that are commercially reasonable under the circumstances, including reasonable security measures, to protect and maintain the secrecy, confidentiality, and value of all material trade secrets owned or used by the Company or any its Subsidiaries and (ii) to the knowledge of the Company, there have been no material unauthorized uses or disclosures of any such trade secrets. The Company and its Subsidiaries have taken commercially reasonable steps to execute appropriate confidentiality agreements and intellectual property and work product assignments with employees, independent contractors, and other Persons who have been involved in the development or creation of any Intellectual Property that is purported to be owned by, and that is material to the conduct of the business of, the Company or any of its Subsidiaries taken as a whole pursuant to which all right, title and interest of such Persons in and to such Intellectual Property has been assigned to the Company or its applicable Subsidiary (to the extent that ownership of such Intellectual Property is not vested in the Company or its applicable Subsidiary by operation of law). To the Company’s knowledge, except as would not be material to the Company, no such current or former employees, independent contractors, or other Persons are in breach of any such agreements.
(e)Except as has not resulted and would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, the information technology systems (in each case, including all computer hardware, software, firmware, process automation and telecommunications systems) owned, leased or licensed by the Company and its Subsidiaries (the “Systems” ) (i) operate and perform in all material respects as required by the Company and its Subsidiaries, and have not malfunctioned or failed during the last three years (other than temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the Company and its Subsidiaries, taken as a whole, and which have been remedied in all material respects), and (ii) to the knowledge of the Company, are free from any viruses, worms, Trojan horses, spyware or other malicious code. The Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan.
(f)Except as has not resulted and would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (x) are currently in compliance with, and in the last three years have complied with, all Data Security Requirements and (y) have security measures in place that are reasonably designed to protect Sensitive Data under their possession or control from any unauthorized access, use or disclosure. In the last three years, neither the Company nor any of its Subsidiaries have (i) to the knowledge of the Company, experienced any incident in which Sensitive Data was or may have been stolen or improperly accessed, used or disclosed, including any actual or alleged data security breaches or unauthorized access or use of any of the Systems, or (ii) received any written claims, notices or complaints from any Person with respect to the data privacy and data security practices or procedures of, or compliance with the Data Security Requirements by, the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.
3.20Affiliate Transactions. Neither the Company nor any of its Subsidiaries is a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the Shares or any present or former director, executive officer or affiliate of the Company or any of its Subsidiaries, or to any “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any of the foregoing, or has engaged in any transaction with any of the foregoing within the twelve (12) months preceding the date of this Agreement (each, an “Affiliate Contract” ) (except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice), and which has not been so disclosed in the Company SEC Documents.
3.21Broker’s Fees. Except for the fees and expenses of Lazard Frères & Co. LLC, the Company’s financial advisors, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions. Prior to the date hereof, the Company has provided a complete copy of Lazard Frères & Co. LLC’s engagement letters (and any amendments thereto) to Parent.
3.22Opinion of Financial Advisor. Lazard Frères & Co. LLC has delivered to the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders.
3.23No Other Representations or Warranties. The Company acknowledges that neither Parent nor Merger Sub nor any Person on their behalf makes, and the Company has not relied upon, any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the Transactions including the accuracy or completeness thereof, other than the representations and warranties contained in Article 4 or in the certificate provided pursuant to Section 6.3(d) of this Agreement. The Company acknowledges and agrees that, to the fullest extent permitted by applicable Law, Parent and Merger Sub and their respective affiliates, stockholders, controlling

Persons or Representatives shall not have any liability or responsibility whatsoever to the Company, its Subsidiaries or their respective affiliates, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement) or statements made (or any omissions therefrom), to the Company, its Subsidiaries or any of their respective affiliates, stockholders, controlling Persons or Representatives, except as and only to the extent expressly set forth in Article 4 or in the certificate provided pursuant to Section 6.3(d) of this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure schedule delivered concurrently with the execution of this Agreement by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”, and together with the Company Disclosure Schedule, the “Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Closing Date that:
4.1Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.2Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary limited liability company action on the part of Parent and Merger Sub, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at law or in equity).

4.3No Conflicts.
(a)The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)The execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the NYSE, (ii) as required or advisable under any applicable Antitrust Laws or in connection with any FDI Approval, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
4.4Legal Proceedings. As of the date of this Agreement, (a) there is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and (b) neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.
4.5Financial Capability.
(a)As of the date of this Agreement, Parent has received (i) an executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from the Guarantors, pursuant to which the Guarantors have committed to provide equity financing in connection with the Transactions in the amount set forth therein, subject to terms and conditions set forth therein (the “Equity Financing”), which Equity Commitment Letter expressly provides that the Company is a third-party beneficiary thereto and entitled to enforce such commitments subject to the terms and conditions set forth therein, and (ii) an executed debt commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto and any associated fee letter, the “Debt Financing Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”), from the Debt Financing Sources, pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide to Parent the amount of debt financing set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”), in each case, solely for the Financing Purposes. A true and complete copy of each Commitment Letter (other than the fee letter referred to in the Debt Financing Commitment Letter, which is addressed below) has been previously provided to the Company. All fees (if any) required to be paid under the Commitment Letters on or prior to the date hereof have been paid in full. As of the date hereof, each Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, in accordance with its terms. As of the date hereof, none of the Commitment Letters have been amended, modified, withdrawn, terminated or rescinded in any respect. To the Knowledge of Parent, no amendment or modification to, or withdrawal, termination or rescission of, any Commitment Letter is currently contemplated (other than to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment Letter as of the date of this Agreement). Assuming (i) the accuracy in all material respects of the representations and warranties set forth in Article 3 and (ii) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement in all material respects, the aggregate proceeds contemplated by the Commitment Letters will be sufficient for Parent to consummate the transactions contemplated by this Agreement, including (A) paying the Merger Consideration, (B) paying all out-of-pocket expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement, (C) paying any indebtedness required to be repaid, refinanced, redeemed, retired, cancelled or terminated in connection with the consummation of the Merger and (D) satisfying all of its other obligations under this Agreement and the other agreements and instruments contemplated hereby (collectively, the “Financing Purposes”). Parent and Merger Sub understand and acknowledge that under the terms of this Agreement, the obligations of Parent and Merger Sub to consummate the Transactions is not in any way contingent upon or otherwise subject to Parent’s or Merger Sub’s consummation of any financing arrangements, Parent or Merger obtaining of any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub. Except for the fee letter referred to in the Debt Financing Commitment Letter (a true and complete copy of which fee letter has been provided to the Company, with only fee amounts, “market flex” provisions, “securities demand” provisions, pricing terms, pricing caps and other commercially sensitive terms redacted (none of which could adversely affect the conditionality, enforceability, availability or termination of the Financing or reduce the aggregate principal amount of the Financing below the amount required to pay the Financing Purposes and to the extent that any such redacted term shall be modified in such a way to impact the conditionality of the Financing or reduce the aggregate principal amount of the Financing below the amount required to pay the Financing Purposes, then such modified term shall be disclosed to the Company)) and customary engagement letters and fee credit letters related to the Debt Financing (which engagement letters and fee credit letters do not relate to any terms that may adversely affect the conditionality, enforceability, availability or termination of the Financing or reduce the aggregate principal amount of the Financing below the amount required to pay the Financing

Purposes), as of the date hereof, there are no side letters or other agreements or contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the applicable Commitment Letters. Neither the fee letter referred to in the Debt Financing Commitment Letter nor any other Contract between the Guarantors or the Debt Financing Sources, on the one hand, and Parent or any of its affiliates, on the other hand, contains any conditions precedent or other contingencies (other than as set forth in the applicable Commitment Letters) (x) related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in any Commitment Letter, in each case, below the amount required to pay the Financing Purposes or (y) that could otherwise adversely affect the conditionality, enforceability or availability of any Commitment Letter with respect to all or any portion of the Financing required to pay the Financing Purposes. As of the date hereof, neither Parent nor Merger Sub (x) is in breach of any of the terms or conditions set forth in the Commitment Letters and, to the Knowledge of the Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Commitment Letters or (y) has any reason to believe that any of the conditions to the Financing would not be satisfied on a timely basis or that the Financing would not be available to Parent on the Closing Date in at least the amount required to pay the Financing Purposes.
(b)Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of the Guarantors. No event has occurred which (with or without notice, lapse of time or both) would constitute a default on the part of the Guarantors under the Guaranty.
4.6Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. For the avoidance of doubt, no representation or warranty is made by Parent or Merger Sub with respect to any statements made or incorporated by reference in the Proxy Statement based on information relating to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.
4.7Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).
4.8Solvency. Assuming (i) the accuracy in all material respects of the representations and warranties set forth in Article 3 and (ii) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement in all material respects, after giving effect to the consummation of the Merger, the Surviving Corporation will be Solvent. “Solvent” when used with respect to any Person, means that as of any date of determination (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its subsidiaries on a consolidated basis, (ii) the present fair salable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
4.9Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.
4.10Certain Arrangements. Other than this Agreement, as of the date hereof, none of Parent, Merger Sub or any of their affiliates (except, with respect to clause (a) below, non-controlled affiliates) is party to any agreement, arrangement or binding understanding (a) with any director or officer of the Company or its Subsidiaries relating to the Transactions or the operations of the Surviving Corporation after the Effective Time or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote against any Acquisition Proposal. As of the date hereof, none of Parent, Merger Sub or any of their affiliates is party to any agreement, arrangement or understanding that would be required to be disclosed with respect to the Company under Item 1005(e) of Regulation M-A under the Exchange Act.
4.11Brokers. Except for the fees and expenses of Rothschild & Co US Inc., Parent’s financial advisor, and except for any fees and expenses that may be payable in connection with the Debt Financing or the India MTO, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.
4.12No Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and each of them acknowledges that it and its Representatives have received access to books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries, and that it and its Representatives have had an opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3 or in the certificate provided pursuant to Section 6.2(c) of this Agreement. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective affiliates, stockholders, controlling Persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective affiliates, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling Persons or Representatives, except as and only to the extent expressly set forth in Article 3 or in the certificate provided pursuant to Section 6.2(c) of this Agreement.
ARTICLE 5
COVENANTS
5.1Conduct of Business by the Company Pending the Closing. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 7, except (1) as expressly contemplated hereunder, (2) as required by applicable Law, (3) if Parent shall have consented in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), (4) solely with respect to clause (A) below, for any Permitted Actions so long as the Company notifies Parent reasonably promptly of such actions and considers any reasonable requests of Parent with respect thereto, or (5) as set forth on Section 5.1 of the Company Disclosure Schedule, (A) the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (x) conduct its operations in the ordinary course of business consistent with past practice (including with respect to the Company Joint Ventures) and (y) preserve the goodwill and organization of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ relationships with lenders, customers, suppliers, vendors, partners, officers, employees, consultants and other Persons having business relations with the Company and its Subsidiaries and (B) the Company shall not, and shall cause its Subsidiaries not to:
(a)issue, sell, distribute, assign, transfer, grant, pledge, hypothecate, set aside, dispose of or otherwise encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries or any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its

Subsidiaries, other than the issuance of Shares upon the settlement of Company Awards outstanding as of the date hereof in accordance with their terms;
(b)merge, combine or consolidate the Company or any of its Subsidiaries with any Person;
(c)acquire any material assets (other than acquisitions of inventory held for sale in the ordinary course of business) or any other Person or material business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, other than an investment in any wholly owned Subsidiary of the Company, in each case, other than such acquisitions as would not exceed (i) $5,000,000 individually and (ii) $25,000,000 in the aggregate;
(d)effect any recapitalization, reclassification, in-kind dividend, equity split, combination, subdivision or similar change in capitalization;
(e)amend their certificates or articles of incorporation or limited liability company agreements (or equivalent organizational documents);
(f)make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (i) any dividends or distributions (A) from a wholly owned Subsidiary to another wholly owned Subsidiary or the Company or (B) ratably made to the equityholders of a Company Joint Venture pursuant to the organizational and governing documents of such Person or (ii) the acceptance of Shares, or withholding of Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Awards;
(g)sell, assign, transfer, mortgage, pledge, lease, license, sublicense or subject to any Lien, charge or otherwise encumber all or any portion of its assets, except (i) Permitted Liens, (ii) sales of products in the ordinary course of business and dispositions of assets that are obsolete, worn out surplus or no longer used and useful in the conduct of the business of the Company and its Subsidiaries, (iii) any factoring arrangements entered into in the ordinary course of business consistent with past practice, (iv) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, or (v) any such transactions by and among the Company and its wholly owned Subsidiaries;
(h)abandon or permit to lapse any material Company Intellectual Property;
(i)enter into any Affiliate Contracts;
(j)disclose any material trade secrets or material Confidential Information of the Company and its Subsidiaries to any Person, other than in the ordinary course of business consistent with past practice, to Persons who are under a contractual, legal, or ethical obligation to maintain the confidentiality of such information;

(k)make any capital investment in, or any capital contribution or loan or advance to, or guaranty for the benefit of, any Person that (i) is not a wholly owned Subsidiary (except as required by the organizational documents of the Company’s Subsidiaries and Company Joint Ventures in effect as of the date hereof) or (ii) is a wholly owned Subsidiary (except in the ordinary course of business consistent with past practice);
(l)for the calendar year 2022 (including, for the avoidance of doubt, the portion of 2022 elapsed prior to the date of this Agreement), make any capital expenditures or commitments in excess of (x) $50,000,000 in the aggregate prior to December 31, 2022, other than capital expenditures or commitments that are provided for in the Company’s budget for calendar year 2022 made available to the Parent and attached to Section 5.1(l) of the Company Disclosure Schedule or (y) $150,000,000 within any fiscal quarter beginning after the date hereof;
(m)(x) incur any indebtedness or guarantee of any indebtedness, other than (i) borrowings under (A) the Company’s existing credit facilities (other than its revolving credit facility) or issuances of commercial paper, in each case, for working capital and general corporate purposes in an amount not to exceed $100,000,000 in the aggregate, and (B) the Company’s existing revolving credit facility in the ordinary course of business, (ii) indebtedness between or among the Company and its wholly owned Subsidiaries in the ordinary course of business consistent with past practice, (iii) guarantees by the Company or its wholly owned Subsidiaries of indebtedness of the Company or its wholly owned Subsidiaries, which indebtedness is incurred in compliance with this Section 5.1, (iv) indebtedness arising solely from a change in GAAP and (v) indebtedness for an amount not in excess of $25,000,000 in the aggregate outstanding at any one time, or (y) amend in any material respect the terms of any indebtedness for borrowed money existing on the date of this Agreement other than at the request of Parent or Merger Sub;
(n)except to the extent required under any Collective Labor Agreement or Company Benefit Plan set forth on Section 3.12(a) of the Company Disclosure Schedule of the Company Disclosure Schedule in effect as of the date of this Agreement, (i) grant to any current or former director, independent contractor, consultant, employee or officer of the Company or its Subsidiaries any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, other than increases in annual rates of base salary for Company employees below the grade level of E-1 in the ordinary course of business in accordance with the Employee Compensation Budget, (ii) grant to any Person any severance, retention, change in control or other termination compensation or benefits or any increase therein, other than severance or termination compensation or benefits with respect to new hires or promotions below the grade level of E-1 who are hired or promoted to either replace vacancies or fill newly created positions, in each case in the ordinary course of business in accordance with the Employee Compensation Budget, (iii) enter into or adopt any Company Benefit Plan or amend any Company Benefit Plan, other than any such amendments to existing Company Benefit Plans that are group health insurance plans or tax-qualified defined contribution retirement plans that are in the ordinary course of business in accordance with the Employee Compensation Budget or actions which do not materially increase, individually or in the aggregate, the annual cost to the Company of the applicable Company Benefit Plan, or (iv) take any action to cause or accelerate the payment, funding, right to payment or vesting of any compensation or benefits under any existing Company Benefit Plan to Company employees at or above the grade level of E-1, other than (A) as expressly provided pursuant to this Agreement, (B) in the ordinary course of business in accordance with the Employee Compensation Budget or (C) actions which do not materially increase, individually or in the aggregate, the annual cost to the Company of the applicable Company Benefit Plan, in each case of clauses (B) and (C) excluding the acceleration of payment or vesting of Company Awards;
(o)hire any Person or terminate the employment of any employee (other than “for cause”), other than the hiring or terminating of employees below the grade level of E-1 in the ordinary course of business in accordance with the Employee Compensation Budget;
(p)make (other than in the ordinary course of business), change or revoke any material Tax election, make any entity classification election under Treasury Regulations Section 301.7701-3, adopt (other than in the ordinary course of business) or change any Tax accounting period or material Tax accounting method, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) with a Governmental Entity, settle any claim, audit or assessment with respect to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material Tax liability or surrender (other than pursuant to the expiration of an applicable statute of limitations) any right to claim a material refund of Taxes;
(q)settle, release, waive, forgive or compromise any existing or pending or threatened Proceeding if such settlement, release, waiver or compromise (i) with respect to the payment of monetary damages, involves the payment of monetary damages exceeding $10,000,000 individually or $40,000,000 in the aggregate, (ii) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would or would be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, or (iii) with respect to any Proceeding set forth on Section 5.1(q) of the Company Disclosure Schedule;
(r)(i) terminate or amend in a manner materially adverse to the Company or any of its Subsidiaries, any Company Material Contract, Leased Real Property Lease or Landlord Lease other than (x) any renewal or expiration in the ordinary course of business of such Company Material Contract, Leased Real Property Lease or Landlord Lease and (y) any termination due to a counterparty’s default thereunder or breach thereof, in the case of either clause (x) or (y), in accordance with the terms of such Company Material Contract, Leased Real Property Lease or Landlord Lease, as applicable, and, in the case of renewals pursuant to clause (x), on substantially the same terms (subject to customary increases in rent), (ii) enter into any Contract that, if entered into prior to the date of this Agreement, would be a Company Material Contract, or enter into any Leased Real Property Lease or Landlord Lease, but in each case excluding (x) any Contract that is a Company Material Contract solely pursuant to Section 3.16(a)(xii) and that is entered into with a supplier in the ordinary course of business with obligations to pay such supplier less than $50 million annually, (y) any Contract that is a Company Material Contract solely pursuant to Section 3.16(a)(xii) and that is entered into with any customer in the ordinary course of business that does not require such customer to pay to the Company and its Subsidiaries more than $50 million annually and (z) any purchase order that is a Company Material Contract solely pursuant to Section 3.16(a)(xii) and that is made pursuant to preexisting customer Contracts, or (iii) waive any material right under or release, settle or compromise any material claim under any Company Material Contract, Leased Real Property Lease or Landlord Lease;
(s)(i) modify, extend, or enter into any collective bargaining agreement or other Contract with any labor union, labor organization, works council or group of employees or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(t)adopt a plan or agreement of complete or partial liquidation, restructuring, reorganization or dissolution of the Company or any of its Subsidiaries, except for the liquidation or dissolution of any dormant Subsidiary;
(u)take, or authorize or consent to be taken, or otherwise knowingly facilitate, any actions by or relating to or taken on behalf of any Company Joint Venture that the Company or its Subsidiaries would be prohibited from taking pursuant to this Section 5.1; or
(v)agree to take, make any commitment to take, or adopt any resolutions in support of, any of the actions prohibited by this Section 5.1.
Without limiting the scope of covenants of the Company set forth in this Section 5.1, the parties hereto acknowledge and agree that (A) nothing contained in this Section 5.1 is intended to give Parent, directly or indirectly, the right to direct the control or operations of the Company or any of its Subsidiaries prior to the Closing and (B) prior to the Closing, subject to this Section 5.1, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of itself and its Subsidiaries.
5.2Access to Information, Employees and Facilities; Confidentiality.
(a)From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each of its Subsidiaries to, (w) provide Parent and Merger Sub and their respective Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, facilities, books and records and officers, employees and other personnel of the Company and its Subsidiaries, (x) promptly furnish to Parent such financial, operating and other data and information which is routinely prepared for the Chief Executive Officer, the Chief Operating Officer (in his capacity as such) or the Chief Financial Officer of the Company by the Company or its Subsidiaries in the ordinary course of business and reasonably requested by Parent, including monthly management accounts and interim financial reports, (y) use reasonable efforts to provide such cooperation and assistance as Parent may reasonably request in connection with the matters specified in Section 5.2 of the Company Disclosure Schedule and (z) (1) provide Parent and Merger Sub and their respective

Representatives with such financial, accounting, organizational and tax information as is reasonably requested (and reasonably available to the Company) regarding possible alternative or supplemental structures (including internal restructurings and distributions by the Company or its Subsidiaries) that may be desirable to Parent in connection with the acquisition of the Company and its Subsidiaries or regarding the tax consequences of the Merger and (2) reasonably consider Parent’s written proposals of such possible alternative or supplemental structures (including internal restructurings and distributions by the Company or its Subsidiaries) in good faith, provided that such structures do not impede or delay the Closing or change the Merger Consideration; provided, that (i) such access and disclosure shall not (A) materially and unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or (B) with respect to the foregoing clauses (y) and (z), unreasonably interfere with the Company’s and its Subsidiaries’ ability to comply with their obligations hereunder or cause satisfaction of the conditions contemplated by Article 6, (ii) nothing herein shall require the Company or its Subsidiaries to provide access to, or to disclose any information to Parent, Merger Sub or their respective Representatives if such access or disclosure would be reasonably likely to (A) waive any attorney-client, work-product or legal privilege or (B) be in violation of applicable Law or COVID-19 Measures or the provisions of any Contract to which the Company or any of its Subsidiaries is a party, and (iii) nothing herein shall permit Parent, Merger Sub and/or their Representatives to conduct any invasive or intrusive sampling or testing of any media at the offices or properties of the Company or its Subsidiaries without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion. In the event that the Company or any of its Subsidiaries do not provide access to or disclose information in reliance on clause (i) or (ii) of the preceding sentence, the Company shall provide written notice to Parent that it is denying such access or withholding such information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information and/or provide the applicable access in a way that would not waive such privilege or contravene such Law, COVID-19 Measure or Contract. Parent and Merger Sub agree and acknowledge that all information they obtain as a result of access under this Section 5.2 shall be subject to the Confidentiality Agreement.
(b)Each of Parent and the Company agrees and acknowledges that it remains bound by the non-disclosure agreement, dated August 17, 2021, by and between the Company and Apollo Management IX, L.P. (as amended on the date hereof, the “Confidentiality Agreement”), and that, notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive and remain in full force and effect in accordance with its terms.
5.3No Solicitation.
(a)No Solicitation. Except as expressly permitted by Section 5.3(b), from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the consummation of the Closing, the Company will not, and will cause its Subsidiaries not to, instruct, authorize or knowingly permit any of their officers and directors or any of their other Representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Third Party any non-public information relating to the Company or its Subsidiaries or afford to any Third Party access to the properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any Third Party with respect to an Acquisition Proposal or Inquiry (other than informing such third parties of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract with respect to, or that is intended to result in, or would reasonably be expected to lead to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”). From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the consummation of the Closing, the Company and its Subsidiaries will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) (unless the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law).
(b)Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, until the Company’s receipt of the Company Stockholder Approval, the Company and its Subsidiaries and the Company Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives, (i) contact any Third Party in writing (with a request that any response from such Third Party is in writing) with respect to an Acquisition Proposal submitted by such Third Party to clarify any ambiguous terms and conditions thereof that are necessary to determine whether the Acquisition Proposal constitutes or would reasonably be likely to lead to a Superior Proposal (without the Company Board being required to make the determination in the following clause (ii)(y)), and (ii) participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company a bona fide Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with such Acquisition Proposal (in each case, if requested by such Person), in each case (x) with respect to an Acquisition Proposal that was not the result of any material breach of Section 5.3(a) and (y) only if the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely to lead to a Superior Proposal; provided, however, that the Company will provide to Parent and its Representatives any non-public information that is provided to any Person or its Representatives given such access that was not previously made available to Parent prior to or substantially concurrently (but in no event later than twenty-four (24) hours after) the time it is provided to such Person.
(c)No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board (or a committee thereof): (i) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent or Merger Sub in any material respect (it being understood that it shall be considered a modification adverse to Parent and Merger Sub that is material if any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the holders of Shares within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act); (ii) adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal; (iii) fail to include the Company Board Recommendation in the Proxy Statement; (iv) within five (5) Business Days of Parent’s written request, fail to make or reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first publicly disclosed or distributed to the stockholders of the Company; (v) cause of direct the Company any of its Subsidiaries to enter into any Alternative Acquisition Agreement or (vi) publicly propose or agree to any of the foregoing (any action described in clauses (i) through (vi), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, neither the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) nor any determination by the Company Board (or a committee thereof) contemplated by Section 5.3(d) in connection with such notice will, in and of itself, constitute a Company Board Recommendation Change.
(d)Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval:
(i)the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any material event, fact, circumstance, development or occurrence that (A) was not known to, or reasonably foreseeable by, the Company Board as of the date hereof; and (B) does not involve or relate to the receipt, existence or terms of any Acquisition Proposal (or any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal) (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:
(1)the Company has provided prior written notice to Parent at least three (3) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i) which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;
(2)prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such Event Notice Period, must have (A) negotiated with Parent, Merger Sub and their Representatives in good faith (to the extent that Parent and Merger Sub desire to so negotiate) to allow Parent and Merger Sub to offer such adjustments to the terms and conditions of this Agreement, the Commitment Letters and/or the Guaranty to obviate the need to effect a Company Board Recommendation Change, in response to such Intervening Event; and (B) taken into account any adjustments to the terms and conditions of this Agreement, the Commitment Letters and/or the Guaranty proposed by Parent and Merger Sub and other information provided by Parent and Merger Sub in response to the notice described in clause (1) of this Section 5.3(e)(i), in each case, that are offered in writing by Parent and Merger Sub, no later than 11:59 p.m. (Central Time) on the last day of the Event Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; and
(3)following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s and Merger Sub’s proposed revisions to the terms and conditions of this Agreement) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided that each time material modifications to the Intervening Event occur, the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall recommence and be extended for three (3) Business Days from the day of such notification.
(ii)if the Company has received a bona fide Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (x) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (y) authorize the Company to terminate this Agreement pursuant to Section 7.1(d) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (x) or (y) unless:
(1)the Company, its Subsidiaries and its and their respective Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;
(2)(i) the Company has provided prior written notice to Parent at least three (3) Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms and conditions thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Proposal Notice Period, must have (x) negotiated with Parent, Merger Sub and their Representatives in good faith (to the extent that Parent and Merger Sub desire to so negotiate) to offer such adjustments to the terms and conditions of this Agreement, the Commitment Letters and/or the Guaranty so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (y) taken into account any adjustments to the terms and conditions of this Agreement, the Commitment Letters and/or the Guaranty proposed by Parent and Merger Sub and other information provided by Parent and Merger Sub during the Proposal Notice Period, in each case, that are offered in writing by Parent and Merger Sub, no later than 11:59 p.m. (Central Time) on the last day of the Proposal Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; provided, however, that in the event of any material modifications to such Acquisition Proposal (which shall be deemed to include any change to the financial terms of such proposal) the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(2) with respect to such new written notice (it being understood that the “Proposal Notice Period” in respect of such new written notice will be two (2) Business Days);
(3)following such Proposal Notice Period, including any subsequent Proposal Notice Period as provided in the final proviso of the foregoing Section 5.3(d)(ii)(2), the Company Board shall have concluded in good faith (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and any other information provided by Parent) that such Acquisition Proposal continues to constitute a Superior Proposal; and
(4)in the event of any termination of this Agreement in order to cause or permit the Company or its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 7.1(d).
(e)Notice.
(i)The Company shall, as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours) notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives has received any bona fide written

Acquisition Proposals, including copies of any written materials relating thereto provided to the Company or its Representatives.
(ii)From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the consummation of the Closing, the Company will promptly (and, in any event, within forty-eight (48) hours) notify Parent if any Inquiries, offers or proposals or requests for non-public information or discussions that constitute or would reasonably be expected to lead to an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals disclosed pursuant to Section 5.3(e)(i), are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Third Party making such Inquiries, offers or proposals, (ii) a summary of the material terms and conditions of such Inquiries, offers or proposals to the extent such material terms and conditions are not included in the written materials provided in the following clause (iii); and (iii) copies of any written materials relating thereto provided to the Company or its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis as requested by Parent, of the status (and supplementally provide the material terms) of any such Inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or its Representatives) and the status of any such discussions or negotiations.
(iii)The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof that prohibits compliance with this Section 5.3(e).
(iv)Notwithstanding any Company Board Recommendation Change, unless this Agreement shall have been terminated in accordance with Article 7, (x) this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of obtaining the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) neither the Company Board nor any committee thereof shall submit to the stockholders of the Company any Acquisition Proposal, or, except as permitted herein, propose to do so.
(f)Certain Disclosures. Nothing in this Agreement will prohibit the Company or its Subsidiaries or the Company Board (or a committee thereof) from (i) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the holders of Shares pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the holders of Shares as required by applicable Law, regulation or stock exchange rule or listing agreement, it being understood that (1) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or its Subsidiaries or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, and (2) nothing in the foregoing will be deemed to permit the Company or its

Subsidiaries or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof) that solely describes the receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.
5.4Company Stockholder Meeting; Proxy Statement.
(a)Unless this Agreement is terminated in accordance with Article 7, the Company shall, in accordance with applicable Law, the rules of the NYSE and the Company’s organizational documents, take the following actions:
(i)establish a record date, duly call, give notice of, convene and hold a meeting of holders of Shares (the “Company Meeting”) as promptly as reasonably practicable after the date of this Agreement for the purpose of voting on the adoption of this Agreement. In relation to the Company Meeting and the conduct of business thereat, the Company shall comply with its certificate of incorporation and bylaws and applicable Law; and
(ii)prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event no later than twenty (20) Business Days after the date of this Agreement, a proxy statement relating to the solicitation of proxies from the holders of Shares for the approval of this Agreement (the “Proxy Statement”) (provided, that if Parent or Merger Sub breach this Section 5.4, such period to prepare and file the Proxy Statement shall be extended for each day Parent or Merger Sub is in such breach), and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and mailed to its stockholders as promptly as reasonably practicable after such clearance. The Company shall include in the Proxy Statement (and any supplement or amendment thereto) the Company Board Recommendation (subject to Section 5.3(c) and Section 5.3(d)) and the written opinion of Lazard Frères & Co. LLC, dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares, and shall use its reasonable best efforts to solicit proxies from its stockholders to obtain the Company Stockholder Approval.
(b)Parent and Merger Sub shall reasonably cooperate in the preparation of the Proxy Statement and shall promptly (and in any event no later than ten (10) days after the date of the Company’s written request therefor) provide to the Company all information regarding Parent or Merger Sub or any of their respective affiliates that is required by applicable Law in connection with the preparation and filing of the Proxy Statement and any amendment or supplement thereto. Unless a Company Board Recommendation Change has occurred, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article 7, its obligations pursuant to this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by the making of any Company Board Recommendation Change.
(c)The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide Parent with copies of all correspondence between the Company and the SEC with respect to the Proxy Statement (including a summary of any oral conversations). The Company, Parent and Merger Sub shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the Proxy Statement. Prior to the submission of the Proxy Statement (and any supplement or amendment thereto) and all responses to the SEC, the Company shall reasonably cooperate and provide Parent and its legal counsel with a reasonable opportunity to review and comment on the Proxy Statement and any responses to the SEC and shall take into account any comments reasonably proposed by Parent (it being understood that Parent shall provide any such comments reasonably promptly). The Company shall use its reasonable best efforts to have the comments of the SEC (if any) on the Proxy Statement (and any supplement or amendment thereto) addressed to the satisfaction of the SEC, and the definitive Proxy Statement filed as promptly as reasonably practicable.
(d)If any event occurs with respect to the Company or its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall reasonably cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the holders of Shares.
(e)If any event occurs with respect to Parent or Merger Sub, or any change occurs with respect to other information supplied by Parent or Merger Sub for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall reasonably cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the holders of Shares.
(f)The Company may postpone or adjourn the Company Meeting to a date that is no later than forty-five (45) days after the date on which the Company Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting, (iv) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval or (v) if required by Law.

5.5Parent Financing Assistance.
(a)Prior to the Closing, the Company shall, and shall cause its Subsidiaries and their respective officers and employees to, and shall direct its Representatives to, use reasonable best efforts to provide such customary or necessary cooperation in connection with the arrangement and implementation of the Debt Financing as Parent may reasonably request from time to time, upon reasonable advance notice, including using reasonable best efforts to:
(i)as promptly as practicable (A) furnish Parent with the Required Financial Information and (B) inform Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the audit committee of the Company Board shall have actual knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in or including the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;
(ii)assist with the preparation of, and review and comment on, Offering Documents;
(iii)designate a member of senior management of the Company to execute customary authorization letters with respect to the Offering Documents relating to the “bank” financing that authorize the distribution of information to prospective lenders, and identify any portion of such information that constitutes material, non-public information regarding the Company or its Subsidiaries or their securities, and cause members of senior management of the Company to participate, during normal business hours and upon reasonable advance notice, in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Debt Financing, which shall be telephonic or held by videoconference, including (A) direct contact between such senior management of the Company and Debt Financing Sources and other potential lenders and investors in the financing, (B) otherwise cooperating with the marketing efforts for any of the Debt Financing and (C) assisting Parent and the Debt Financing Sources with obtaining ratings as contemplated by the Debt Financing;
(iv)in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to (A) provide customary accountant’s comfort letters (including “negative assurance” comfort and customary change period comfort), together with drafts of such comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, and consents from the Company’s independent auditors with respect to financial information regarding the Company and its Subsidiaries, (B) provide reasonable assistance to Parent in connection with Parent’s preparation of pro forma financial statements and pro forma financial information (it being understood that Parent shall be solely responsible for the preparation of any pro forma financial statements and pro forma financial information) and (C) attend a reasonable number of accounting due diligence sessions and drafting sessions, which sessions shall be telephonic or held by videoconference;

(v)assist in the preparation of, and execution and delivery of, definitive financing documents (including any guarantee, pledge and security documents, supplemental indentures, currency or interest rate hedging arrangement, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Financing Commitment Letter)) and the schedules and exhibits thereto, in each case subject to the occurrence of the Closing;
(vi)(A) facilitate the pledging of collateral for the Debt Financing, including using reasonable best efforts to deliver any original stock certificates and related powers and any original promissory notes and related allonges and providing reasonable assistance with any collateral documents that involve a Third Party, including landlord waivers, deposit account control agreements, blocked account arrangements or lock box arrangements, if applicable and in each case subject to the occurrence of the Closing and (B) assist with obtaining release of existing Liens; provided that such releases shall be subject to the occurrence of the Closing;
(vii)furnish Parent and the Debt Financing Sources at least four (4) Business Days prior to the Closing Date (solely to the extent requested by Parent at least eight (8) Business Days prior to the Closing Date) with all documentation and other information required by Government Officials with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended;
(viii)solely with respect to financial information and data derived from the Company’s historical books and records, assist Parent with Parent’s preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Sources to be included in any marketing materials or Offering Documents or of the type required by the Debt Financing Commitment Letter (provided that the Company and its Subsidiaries shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto and, for the avoidance of doubt, shall not be obligated to provide pro forma financial statements or any information regarding any post-Closing or pro forma cost savings, synergies, debt or equity capitalization, ownership or other post-Closing pro forma adjustments necessary or desired to be incorporated into such pro forma financial statements);
(ix)take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing (provided, that no such action shall be required of the Company Board prior to the Closing);
(x)cooperate in satisfying the conditions precedent set forth in the Debt Financing Commitment Letter or any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries; and

(xi)ensure that the Debt Financing Sources and their advisors and consultants shall have reasonable access to the Company and its Subsidiaries to evaluate the Company’s and its Subsidiaries’ current assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing, and assist with other collateral audits, collateral appraisals and due diligence examinations.
(b)Notwithstanding anything to the contrary in this Section 5.5:
(i)nothing in this Section 5.5 will require any cooperation to the extent the same would (A) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries, (B) cause any officer or employee of the Company or any of its Subsidiaries or any of its or their Representatives to incur any personal liability, (C) without limiting the scope of its obligations pursuant to Sections 5.5(a)(iii) and (viii), require the Company or any of its Subsidiaries to prepare pro forma financial statements or change any fiscal period, (D) require the Company or any of its Subsidiaries to cause its legal counsel to deliver any legal opinions (except as contemplated by Section 5.16), or (E) reasonably be expected to conflict with, violate, breach or otherwise contravene (I) any Law and/or (II) any Company Material Contract;
(ii)neither the Company nor any of its Subsidiaries shall be required to (A) pay any commitment or other fee or have any liability or obligation, including any indemnification obligation, under any agreement or any document related to any Debt Financing prior to the Closing Date, or (B) incur any cost or expense unless such cost or expense is promptly reimbursed by Parent to the Company or any designee of the Company (and in any event no later than the termination of this Agreement in accordance with Article 7); and
(iii)neither the Company nor any of its Subsidiaries or any of their respective Representatives shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document (except any authorization letters delivered pursuant to Section 5.5(a)(iii) or any certificate, document, instrument or agreement provided in accordance with Section 5.5(a)(iii) or Section 5.16), with respect to the Debt Financing or adopt resolutions approving the agreements, documents and/or instruments pursuant to which the Debt Financing is obtained or pledge any collateral with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing.
(c)Promptly following the written request of the Company, Parent shall reimburse the Company or its designee for any reasonable, documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by the Company and/or its Subsidiaries in connection with the assistance required by this Section 5.5. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of any Debt Financing and any information utilized in connection therewith (other than liabilities or losses resulting solely from information provided by the Company or its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the intentional misrepresentation, bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, its Subsidiaries or any of their Representatives. All material non-public information regarding the Company and its Subsidiaries provided to Parent or its Representatives pursuant to this Section 5.5 shall be kept confidential by them in accordance with the Confidentiality Agreement.
(d)The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with any Debt Financing; provided, that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company’s or its Subsidiaries’ reputation or goodwill.
(e)The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information.” For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under this Section 5.5 at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets. The Company agrees to use reasonable best efforts to file all reports on Form 10-K and Form 10-Q and Form 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the periods required by the Exchange Act. The Company agrees to use reasonable best efforts to review all Offering Documents and marketing materials for the Debt Financing (subject to Parent providing the Company with reasonable time to review) and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company and its Subsidiaries (taken as a whole) or their respective securities. If the Company identifies any such information, then the Company shall file a Current Report on Form 8-K containing such material non-public information.
5.6Financing Obligation of Parent.
(a)Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Debt Financing in an amount required to satisfy the Financing Purposes not later than the Closing Date (after taking into account any available Equity Financing) on the terms and conditions set forth in the Debt Financing Commitment Letters (or on other terms that, with respect to conditionality, are not less favorable to Parent than the terms and conditions set forth in the Debt Financing Commitment Letter), including by using reasonable best efforts to (i) maintain in effect the Debt Financing and the Debt Financing Commitment Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing required to pay the Financing Purposes (after taking into account any available Equity Financing) (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the Debt Financing required to satisfy the Financing Purposes (after taking into account any available Equity Financing)) on the terms and conditions contained in the Debt Financing Commitment Letters (or on other terms that would not (A) reasonably be expected to adversely affect Parent’s ability to consummate the Transactions, (B) reduce the aggregate amount of the Debt Financing below the amount necessary to satisfy the Financing

Purposes (after taking into account any available Equity Financing), (C) impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Company or its Subsidiaries) the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitment Letters in a manner that would be reasonably expected to delay the Closing or make the Closing less likely to occur or (D) reasonably be expected to delay the availability of the Debt Financing required to satisfy the Financing Purposes (after taking into account any available Equity Financing) beyond the date that the Closing is required to be effected in accordance with Section 1.2), (iii) satisfy or, if deemed advisable by Parent, obtain a waiver thereof, on a timely basis all conditions applicable to Parent contained in the Debt Financing Commitment Letters to the funding of the Debt Financing required to satisfy the Financing Purposes (after taking into account any available Equity Financing) that are within its control to be satisfied by Parent (other than any condition where the failure to be so satisfied is primarily the result of the Company’s failure to provide the cooperation described in Section 5.5), including the payment of any commitment, engagement, or placement fees required as a condition to the Debt Financing, (iv) assuming that all conditions contained in the Debt Financing Commitment Letter have been satisfied, consummate the Debt Financing in an amount required to satisfy the Financing Purposes at or prior to the Closing Date, and (v) comply with its obligations under the Debt Financing Commitment Letters. Subject to the terms and upon satisfaction of the conditions set forth in the Debt Financing Commitment Letters, Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such Debt Financing to provide the Debt Financing on the Closing Date and shall fully enforce the counterparties’ obligations and its rights under the Debt Financing Commitment Letters to cause the lenders under the Debt Financing to fund in accordance with their respective commitments. Parent shall provide to the Company copies of the Debt Financing Commitment Letters and any amendments thereto within forty-eight (48) hours of receipt of the final executed copy of such amendment and shall keep the Company reasonably informed on a current basis and in reasonable detail of material developments in respect of the financing process relating thereto. In the event that Parent seeks to enforce its rights under the Debt Financing Commitment Letters or the definitive agreements entered into in connection therewith and/or cause the financing sources to fund the Debt Financing (any such action, a “Financing Action”), Parent shall (x) keep the Company reasonably informed of the status of the Financing Action and (y) at the reasonable request of the Company, shall make Parent’s employees and Representatives available to discuss the status of, and developments with respect to, the Financing Action.
(b)Without limiting the generality of the foregoing, Parent shall provide the Company with prompt written notice (i) of any breach or default by any party to the Debt Financing Commitment Letters or definitive agreements related to the Debt Financing of which Parent becomes aware, (ii) of the receipt of (A) any written notice or (B) other written communication, in each case from any Debt Financing Source with respect to any (I) breach, default, termination or repudiation by any party to the Debt Financing Commitment Letters or the definitive agreements related to the Debt Financing of any provision of the Debt Financing Commitment Letters or the definitive agreements related to the Debt Financing, (II) material dispute or disagreement between or among any parties to the Debt Financing Commitment Letters or definitive agreements related to the Debt Financing with respect to the obligation to fund the Debt Financing in the amount of the Debt Financing required to satisfy the Financing Purposes (after taking into account any available Equity Financing) at Closing, and (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Debt Financing necessary to satisfy the Financing Purposes (after taking into account any available Equity Financing). As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.
(c)Prior to the Closing, Parent shall not, without the prior written consent of the Company, agree to, or permit, any amendment or modification of, or waiver or consent under, any Commitment Letter or other documentation relating to the Financing which would (i) reasonably be expected to adversely affect Parent’s ability to consummate the Transactions, (ii) reduce the aggregate amount of the Financing below the amount necessary to satisfy the Financing Purposes (after taking into account any available Equity Financing), (iii) impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Company or its Subsidiaries) the conditions precedent to the Financing as set forth in the Commitment Letters in a manner that would be reasonably expected to delay the Closing or make the Closing less likely to occur, or (iv) reasonably be expected to delay the availability of the Financing required to satisfy the Financing Purposes; provided that, the Debt Financing Commitment Letters or such documentation may be amended to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Financing Commitment Letter as of the date of this Agreement. For purposes of Section 5.5 (Parent Financing Assistance), Section 5.6 (Financing Obligation of Parent), Section 9.7(Amendment and Waiver), Section 9.9 (Third Party Beneficiaries), Section 9.10 (Waiver of Trial by Jury), Section 9.14 (Governing Law), and Section 9.15 (Consent to Jurisdiction), the definitions of “Debt Financing Commitment Letter” and “Debt Financing” shall include the Debt Financing or the Replacement Debt Financing, as applicable, or documents related thereto as permitted to be amended or modified by this Section 5.6. Upon any amendment or modification of the Commitment Letters in accordance with this Section 5.6(c), Parent shall promptly deliver to the Company copies of any such amendment or modification.
(d)If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under this Section 5.6, the Debt Financing or the Debt Financing Commitment Letters (or any definitive financing agreement relating thereto) expire or are terminated or become unavailable prior to the Closing, in whole or in part, for any reason, and such portion is required to satisfy the Financing Purposes (after taking into account any available Equity Financing), Parent shall (i) promptly notify the Company of such expiration, termination, or unavailability and the reasons therefor and (ii) subject to the third to last sentence of this Section 5.6(d), use its reasonable best efforts promptly to arrange for a firm commitment for alternative financing (“Replacement Debt Financing”) (which, shall not, without the prior consent of the Company, (A) impose any new or additional condition or otherwise expand any condition to the receipt of the Debt Financing that makes the funding of the Debt Financing in an amount required to satisfy the Financing Purposes (after taking into account any available Equity Financing) less likely to occur or (B) otherwise be on terms and conditions that are materially less favorable to Parent from a conditionality or enforceability perspective than the terms and conditions of the Debt Financing Commitment Letters) to replace the financing contemplated by such expired, terminated, or unavailable commitment or arrangement or any portion thereof in an amount sufficient, when added to the portion of the Debt Financing that remains available and taking into account any available Equity Financing, to satisfy the Financing Purposes. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this

Section 5.6 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Financing Commitment Letter (including the market flex provisions) or agree to any other term materially less favorable to Parent or the Company than such corresponding term contained in or contemplated by the Debt Financing Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise). Copies of any new financing commitment letter, including any term sheet, annex and any agreements related thereto entered into in connection with any Replacement Debt Financing (including any related fee letter (with fee amount redacted to the extent required by the applicable financing source)) shall be promptly provided to the Company and in any event within forty-eight (48) hours of receipt by Parent of a final executed copy of such new financing commitment letter. In such event, (1) the term “Debt Financing” will be deemed to include any Replacement Debt Financing and (2) the term “Debt Financing Commitment Letter” will be deemed to include any commitment letters with respect to such Replacement Debt Financing.
5.7Regulatory Filings; Consents.
(a)Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to cause the conditions set forth in Article 6 to be satisfied and to consummate and make effective the Merger and the other Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, Parent (and the Company, as applicable) shall make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days after the date of this Agreement, (ii) file or cause to be filed appropriate filings or draft filings, notices or applications (where required by the relevant Antitrust Laws or where pre-notification or equivalent procedures are mandatory or advisable) under the other Antitrust Laws set forth on Section 5.7(a) of the Company Disclosure Schedule with respect to this Agreement and the transactions contemplated herein as soon as reasonably practicable, (iii) file or cause to be filed appropriate filings, notices or applications, as applicable, for foreign investment clearance of any jurisdiction set forth on Section 5.7(a) of the Company Disclosure Schedule (“FDI Approval”) with respect to this Agreement and the transactions contemplated herein as soon as reasonably practicable and (iv) any filings required to consummate the Transactions under the Communications Act of 1934 and the rules and regulations promulgated by the FCC. The Company, Parent and Merger Sub shall use reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing (including with respect to information requests received from the relevant Governmental Entity following submission of the relevant filings, submissions or notices), and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods and obtain all consents in connection with the foregoing as soon as reasonably practicable. Notwithstanding the foregoing, any party hereto may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties hereto under this Section 5.7 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient party, and the recipient party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient party, unless express written permission is obtained in advance from the source of the materials.
(b)Except as prohibited by applicable Law or Order, Parent, Merger Sub and the Company shall use reasonable best efforts to (i) cooperate reasonably with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, (ii) promptly inform the other parties hereto of (and, if in writing, supply to the other parties’ legal counsel) any material communication, other than any ministerial communications, received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other similar Governmental Entity (foreign or domestic), in each case regarding any of the Transactions, (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act or filings under other Antitrust Laws, or with respect to any FDI Approval, in discussions with or filings to be submitted to any Governmental Entity, (iv) permit the other parties’ legal counsel to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Entity with respect to filings under the HSR Act or under any other Antitrust Laws, or with respect to any FDI Approval, (v) coordinate with the other parties’ legal counsel in preparing and exchanging such information and promptly provide the other parties’ legal counsel with copies of all filings, presentations or material submissions (and a summary of any oral presentations) made by such party with any Governmental Entity relating to this Agreement or the transactions contemplated hereby under the HSR Act and such other Antitrust Laws, or with respect to any FDI Approval, which may be redacted for confidential information or otherwise shared on an outside counsel only basis, and (vi) to the extent permitted by the Governmental Entity, participate in material meetings, presentations, consultations, and discussions related to obtaining clearances required in connection with the transactions contemplated hereby. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under the HSR Act, any Antitrust Law or with respect to any FDI Approval. Notwithstanding the forgoing and anything to the contrary contained in this Agreement, the Parent shall control and lead (with prior notice to and consultation of the Company, and taking the Company’s views into account in good faith) all communications and strategy relating to any process under the HSR Act, any Antitrust Law and with respect to any FDI Approval.
(c)Unless prohibited by applicable Law or Order or by the applicable Governmental Entity, each of the Company, on one hand, and Parent and Merger Sub, on the other hand, shall (i) to the extent reasonably practicable and permissible by the relevant Governmental Entity, not participate in or attend any material meeting, or engage in any material conversation (other than ministerial conversations) with any Governmental Entity in respect of the Transactions without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such material meeting or material conversation and (iii) in the event one such party is prohibited by applicable Law or Order or by the applicable Governmental Entity from participating or attending any such material meeting or engaging in any such material conversation, or it has not been reasonably practicable to include the non-participating party, keep such non-participating party reasonably apprised with respect thereto.
(d)In furtherance and not in limitation of the actions and obligations described in Section 5.7(b) and Section 5.7(c), Parent shall use its reasonable best efforts to promptly (and in any event, prior to the Outside Date) resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, any Antitrust Law or with respect to any FDI Approval. In connection therewith, if any Proceeding is instituted (or threatened to be instituted), which Proceeding challenges any transaction contemplated by this Agreement as in violation of the HSR Act or any other Antitrust Law, or threatens to result in the denial of any FDI Approval, Parent shall use its reasonable best efforts to promptly contest and resist any such Proceeding, and seek to have promptly vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts the consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal. Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration or termination of the waiting, notice or review periods under the HSR Act, any Antitrust Law or with respect to any FDI Approval, in each case, with respect to the Transactions as promptly as possible after the execution of this Agreement (and in any event prior to the Outside Date). Parent shall not more than one (1) time, without prior written consent of the Company, and taking the Company’s views into account in good faith, “pull-and-refile,” pursuant to 16 C.F.R. 803.12, any filing made under the HSR Act or take any similar action under the Antitrust Laws, or with respect to any FDI Approval, set forth on Section 5.7(a) of the Company Disclosure Schedule, in each case, with respect to any filing made with any Governmental Entity. Notwithstanding anything to the contrary in this Agreement, Parent or any of its affiliates shall not be required by this Agreement to make any notification to any Governmental Entity where not otherwise required by Law regarding any proposed transaction (other than the Transactions).
(e)Parent further agrees that it shall, and shall cause its Subsidiaries to, to the extent necessary to obtain any waiver, permit, approval, clearance or consent from any Governmental Entity under the HSR Act or any Antitrust Law or any FDI Approval or which is otherwise required to satisfy the conditions set forth in Section 6.1(b) or Section 6.1(c), as applicable, or to avoid the entry of or have lifted, vacated, reversed or terminated any Closing Legal Impediment, in each case, prior to the Outside Date, promptly take the following actions: (i) propose, negotiate and offer to commit and to effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license or other disposition (including by licensing any Intellectual Property) of any assets or businesses of the Company or its Subsidiaries; (ii) propose, negotiate and offer to commit and to effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, behavioral limitations on the assets or businesses of the Company or its Subsidiaries; (iii) propose, negotiate and offer to commit and to effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the termination, modification, transfer or other action with respect to any existing relationships and contractual rights and obligations of the Company and its Subsidiaries; (iv) otherwise offer to take or offer to commit to take any action that it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits or affects its freedom of action; and (v) in the event that any permanent or preliminary injunction or other Order of any Governmental Entity is entered or becomes reasonably foreseeable to be entered in any Proceeding that would make consummation of the Transactions unlawful or that would prevent or delay consummation of the Transactions, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i), (ii), (iii) and (iv) of this Section 5.7(e)) necessary to vacate, modify or suspend such injunction or Order; provided, however, that Parent and its Subsidiaries shall not be obligated to take the foregoing actions contemplated by this sentence, in each case, to the extent such actions would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, after giving effect to the Merger. Notwithstanding anything to the contrary herein, Parent’s obligations under this Section 5.7(e) shall be absolute and not qualified by “commercially reasonable efforts” or “reasonable best efforts.” The entry by any Governmental Entity in any Proceeding of an Order permitting the consummation of the transactions contemplated hereby but requiring any of the steps contemplated by clauses (i), (ii), (iii) and (iv) of this Section 5.7(e) shall not, individually or in the aggregate, be deemed a failure to satisfy any condition specified in Article 6.
(f)Notwithstanding anything to the contrary in this Section 5.7, from the date of this Agreement until the Closing, neither Parent nor any of its affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition would be reasonably expected to prevent the consummation of the Transactions by the Outside Date.
5.8Employee Benefit Matters
(a)During the period commencing at the Closing Date and ending on the date that is twelve months following the Closing Date (the “Continuation Period”), Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time (each a “Continuing Employee”), during any period of employment with the Surviving Corporation during the Continuation Period, (i) an annual base salary or wage rate and a target annual cash bonus opportunity that is not less than the annual base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time and (ii) other compensation and benefits (excluding equity and equity-based compensation and defined benefit pension benefits) that are substantially equivalent in the aggregate to the other compensation and benefits (excluding equity and equity-based compensation and defined benefit pension benefits) provided to such Continuing Employees immediately prior to the Effective Time. During the Continuation Period, Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide each Continuing Employee with the severance benefits set forth on Section 5.8(a) of the Company Disclosure Schedule.
(b)Without limiting the generality of Section 5.8(a), from and after the Effective Time, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue during the Continuation Period or, if sooner, until all obligations thereunder have been satisfied, each Company Benefit Plan, in each case, as in effect at the Effective Time, in accordance with the terms of such Company Benefit Plans. For the avoidance of doubt, nothing herein shall impede Parent’s ability to amend each Company Benefit Plan in accordance with the terms therein.
(c)In furtherance of Section 5.8(a)(i), if the Effective Time occurs prior to the payment of any outstanding amounts under each Company Benefit Plan that is a fiscal 2022 cash-based short-term bonus plan (a “2022 Bonus Plan”), Parent shall, or shall cause its affiliates (including the Surviving Corporation and its Subsidiaries) to (A) pay, at the time that the Company and its Subsidiaries would have customarily made such bonus payments, a bonus to each Continuing Employee who participates in a 2022 Bonus Plan that is no less than the amount earned (but not paid) for such Continuing Employee as of the Closing Date under each such 2022 Bonus Plan, as determined and paid in accordance with the terms of, and subject to the conditions of, the applicable 2022 Bonus Plan, and (B) to the extent the Effective Time occurs in calendar year 2022, maintain the 2022 Bonus Plans on the same terms and conditions, and with respect to the same targets and performance measures, as were in effect immediately prior to the Effective Time; provided, however, that bonuses paid to Continuing Employees under such 2022 Bonus Plans shall be paid at no less than target.
(d)With respect to benefit plans maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans, but excluding any plan providing for qualified or non-qualified defined benefit pension benefits, nonqualified deferred compensation, equity or equity-based compensation, or post-termination or retiree health or welfare benefits), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries, as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
(e)Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to use reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to use reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(f)Without limiting the generality of Section 9.9, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee or other current or former service provider of the Company (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.
5.9Indemnification.
(a)From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred by, to the fullest extent permitted under (i) applicable Law, (ii) the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement and (iii) any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any actual or alleged Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with (A) this Agreement or the Transactions and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnitee.
(b)Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the current or former directors or officers of the Company or any of its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) as provided in its certificates of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.
(c)For six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally responsible for maintaining for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement, it being understood that if the total premiums payable for such insurance coverage exceeds such amount, Parent shall obtain a policy with the greatest coverage available for a cost equal to such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with such coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Company shall be permitted, at its sole discretion, to obtain such prepaid policies (subject to the aforementioned premium cap) that provide such coverage prior to the Effective Time.
(d)In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.
(e)The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement. The obligations of Parent under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).
(f)Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.
5.10Parent Agreements Concerning Merger Sub. During the period from the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 7, Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.
5.11Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all actions required to render such Law inapplicable to the foregoing.
5.12Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.13Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to the Transactions, including the Merger. The Company shall promptly notify Parent of any such litigation that is brought or threatened in writing, and shall keep Parent reasonably and promptly informed on a current basis with respect to the status thereof. Without limiting the generality of the foregoing, the Company shall not settle any such stockholder litigation or related Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
5.14Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.
5.15Publicity. The initial press release announcing this Agreement, any ancillary agreements and the Transactions shall be in substantially the form mutually agreed upon by Parent and the Company. No other press release, public announcement or public filing related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company or its Subsidiaries, shall be issued or made by any party hereto without the joint approval of Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed), unless required by Law or stock exchange rules; provided that (x) no party hereto shall be required to obtain approval or provide materials for review in respect of information that has previously been made public without breach of the obligations under this Section 5.15 and contained in the applicable press release, announcement, public filing or communication, (y) the Company shall not be required to obtain approval or provide materials for review with respect to any matters referred to in, and made in compliance with, Section 5.3 and (z) Parent and its affiliates shall be permitted to make communications to, and provide ordinary course information to the Debt Financing Sources, and any equityholders, existing or prospective partners, members, managers and investors of Parent or its affiliates, in each case, who are subject to customary confidentiality restrictions. In the event that any such additional press release, public announcement or public filing is required by or advisable under applicable Law or stock exchange rules, the party obligated to make such press release, public announcement or public filing shall use its reasonable best efforts to provide the other party with reasonable advance notice of such requirement and the content of the proposed press release, announcement or filing and a reasonable opportunity to review and comment on such release, announcement or filing and consider in good faith any comments with respect thereto.
5.16Company Indebtedness.
(a)On the Closing Date, Parent and the Company shall, as and to the extent required by the Indentures relating to the Company’s Senior Notes in connection with the Transactions, cause to be delivered the officer’s certificate, opinion of counsel and any other notices or documentation required by the Indentures in connection with the Merger, it being understood that in no event shall the Company or any of its Subsidiaries be required to bear any out-of-pocket third party cost or expense or pay any fee (other than those costs and fees that Parent commits to reimburse) in connection with the delivery of such officer’s certificate, opinion or other notices or documentation. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such officers’ certificate, legal opinion and other notices or documentation prior to the delivery thereof, each of which shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed).
(b)Parent or Merger Sub will be permitted to commence and conduct, in accordance with the terms of the Indentures, one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the Indentures) and/or any tender offer, or any exchange offer, and to conduct one or more consent solicitations, if any (each such offer or solicitation by Parent or Merger Sub, a “Debt Offer” and, collectively, the “Debt Offers”) in connection with the Merger and the other Transactions. Each of the Company and its Subsidiaries shall use its respective reasonable best efforts to, and will use its respective reasonable best efforts to cause its respective affiliates, officers, employees and Representatives (and, in the case of the Company, the trustees under the Indentures) to, reasonably cooperate with Parent and Merger Sub in good faith to permit any such Debt Offer to be effected on such terms, conditions and timing as reasonably requested by Parent, including, if so reasonably requested by Parent, causing any such Debt Offer to be consummated substantially concurrently with the Closing, and Parent shall, and the Company shall reasonably assist and cooperate with Parent to, prepare any documentation related thereto, and shall provide the Company reasonable time to review such documentation; it being understood that in no event shall the Company or any of its Subsidiaries be required to incur any financing or provide assistance in obtaining any financing for a Debt Offer other than in connection with the Debt Financing contemplated by Section 5.5 and in accordance with the terms thereof; it being further understood that no such Debt Offer shall delay the Closing beyond the date that it is required to occur under Section 1.2. The closing (or, if applicable, operativeness) of the Debt Offers will be expressly conditioned on the occurrence of the Closing or the acceptance for purchase of the applicable Senior Notes by Parent, and the parties will use reasonable best efforts to cause the Debt Offers to close (or become operative) on the Closing Date. The Debt Offers will be conducted in compliance with the applicable Indentures and applicable law and the Company will not be required to cooperate with respect to any Debt Offer that would reasonably be expected to be inconsistent with the terms of the Indentures or applicable law.
(c)Subject to the receipt of any requisite consents, the Company and its Subsidiaries will execute one or more supplemental indentures to the applicable Indentures in accordance with the Indentures, amending the terms and provisions of the applicable Indentures as described in the applicable Debt Offer, as reasonably requested by Parent, which supplemental indentures shall become effective upon the execution thereof and operative no earlier than the Closing Date or the acceptance for purchase of the Senior Notes by Parent, and will use reasonable best efforts to cause the applicable trustee under the applicable Indentures (the “Trustee”) to enter into such supplemental indenture; provided, however, that in no event will the Company or any of its officers, directors or other Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would reasonably be expected to be inconsistent with the terms of the Indentures or applicable law or would become operative before the Closing Date or the time of acceptance for purchase of the applicable Senior Notes by Parent. Subject to the terms and conditions of this Section 5.16, the Company will provide and will use reasonable best efforts to have its officers and Representatives and Subsidiaries provide all cooperation reasonably requested by Parent in connection with the execution of supplemental indentures. If requested by Parent, the Company will use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 5.16 to the extent such legal opinion is required to be delivered before the Closing Date. Notwithstanding the foregoing, in no event will the Company or its legal counsel be required to give an opinion with respect to a Debt Offer that in the opinion of the Company, its legal counsel or the Trustee, does not comply with applicable law or the applicable Indenture.
(d)If requested by Parent, in lieu of or in addition to Parent or Merger Sub commencing any Debt Offers for the Senior Notes, the Company shall (i) send any notices of redemption with respect to all or a portion of the outstanding aggregate principal amount of any Senior Notes (which shall be in form required under the Indentures and conditioned upon the consummation of the Closing, if sent prior to the Closing) to the Trustee, (ii) take such actions as may be required under each Indenture to cause the Trustee to proceed with the redemption of the applicable Senior Notes under such Indenture and to provide the notice of redemption (conditioned upon consummation of the Closing if provided prior to the Closing) to the holders of such Senior Notes pursuant to the applicable Indenture and (iii) prepare and deliver all other documents required under each Indenture (including any officer’s certificates and legal opinions) as may be required under each Indenture to issue notices of redemption (conditioned upon consummation of the Closing, if issued prior to the Closing) for such Senior Notes in accordance with the Indentures, as well as providing (x) for the redemption on the Closing Date or such later date as shall be specified by Parent for such Senior Notes or (y) for satisfaction and discharge of the Senior Notes and the release of any liens with respect thereto on the Closing Date, in each case, pursuant to the requisite provisions of the applicable Indenture (subject to the consummation of the Closing, if sent prior to the Closing).
(e)If permitted by the applicable Indenture, the notices of redemption delivered to the Trustee and holders of the Senior Notes (if delivered prior to Closing) may state that the redemption date may be delayed until such time as any condition to redemption stated therein shall be satisfied or such redemption may not occur and such notice may be rescinded in the event such condition shall not have been satisfied. On or prior to the Closing, Parent shall make, or cause to be made, a deposit with the Trustee of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the applicable redemption date on, and applicable redemption premiums related to, the Senior Notes so redeemed, together with payment of other fees and expenses payable by the Company under each Indenture.
(f)Promptly following the written request of the Company, Parent shall reimburse the Company or its designee for any reasonable, documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by the Company and/or its Subsidiaries in connection with the assistance required by this Section 5.16. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with any Debt Offer, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the intentional misrepresentation, bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company and its Subsidiaries or any of their Representatives.
(g)The Company shall have delivered to Parent at least two (2) Business Days prior to the Closing Date (A) an appropriate and customary payoff letter with respect to the Company Credit Facility (the “Payoff Letters”), in each case, specifying the aggregate payoff amount of the Company’s obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter (it being understood and agreed that Parent and Merger Sub shall be responsible for paying all amounts under the Payoff Letters) and (B) all documentation relating to the release of all Liens with respect to the Company Credit Facility and the Secured Notes Indentures (including any termination statements on Form UCC-3, or other releases).
5.17Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by the Company or any of its Subsidiaries or the

Surviving Corporation in connection with the Merger shall be borne by the Surviving Corporation and its Subsidiaries.
5.18India MTO.
(a)Parent hereby agrees that it shall undertake and effect the India MTO in accordance with, and to the extent required by, applicable Law.
(b)The Company shall, and shall cause its Subsidiaries and direct its and their respective Representatives to, use reasonable best efforts to cooperate and promptly provide such information and take such actions as may be reasonably requested by Parent in connection with its obligation to commence the India MTO (it being understood that the Company and Parent shall each pay for and be responsible for 50% of any fees or expenses incurred in connection with such actions).
(c)Parent acknowledges and agrees that the price per share of Federal Mogul Goetze (India) Ltd. to be offered in the India MTO shall be INR 275, which represents a 16.5% premium to the volume weighted average price of such shares on the National Stock Exchange of India Limited for a period of sixty (60) trading days immediately preceding the date hereof, and a 2.7% premium to the three-month high of the traded price of such shares on the National Stock Exchange of India Limited as of the date hereof.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER
6.1Conditions to Obligations of Each Party under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:
(a)The Company Stockholder Approval shall have been obtained.
(b)No Restraints. No outstanding Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger shall be in effect (each restraint described by this Section 6.1(b), a “Closing Legal Impediment”).
(c)Regulatory Approvals. (i) The applicable waiting periods under the HSR Act shall have expired or been terminated, (ii) all approvals, consents and consultations required to consummate the transactions contemplated by this Agreement pursuant to any other Antitrust Law of any jurisdiction listed on Section 6.1(c) of the Company Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, and (iii) all FDI Approvals listed on Section 6.1(c) of the Company Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

6.2Conditions to Obligations of the Company under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:
(a)The representations and warranties (i) set forth in the Parent and Merger Sub Fundamental Reps shall be true and correct in all material respects, as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) set forth in Article 4 (other than the Parent and Merger Sub Fundamental Reps) shall be true and correct (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.
(b)Parent and Merger Sub shall have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing, subject to the right to cure such failure (if curable) by the earlier of (i) fifteen (15) Business Days after the Company provided written notice of such failure to Parent and (ii) the third (3rd) Business Day prior to the Outside Date.
(c)Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
6.3Conditions to Obligations of Parent and Merger Sub under This Agreement. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:
(a)The representations and warranties (i) set forth in Section 3.2(a) shall be true and correct in all respects (except for any de minimis inaccuracies), as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in the Company Fundamental Reps (other than the representations and warranties listed in the immediately preceding clause (i)) shall be true and correct in all material respects, as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) set forth in Article 3 (other than the representations and warranties listed in the immediately preceding clauses (i) and (ii)) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)The Company shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing, subject to the Company’s right to cure such failure (if curable) by the earlier of (i) fifteen (15) Business Days after Parent provided written notice of such failure to the Company and (ii) the third (3rd) Business Day prior to the Outside Date.
(c)Since the date hereof, there shall not have been a Company Material Adverse Effect under clause (b) of the definition thereof.
(d)Parent shall have received a certificate signed on behalf by the chief executive officer or the chief financial officer of the Company stating that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
6.4Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.
ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
7.1Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors or similar governing body of the terminating party or parties:
(a)By mutual written consent of Parent and the Company at any time prior to the Effective Time;
(b)By Parent (on behalf of itself and Merger Sub), if the Transactions have not been consummated on or before the Outside Date; provided, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b) if Parent’s breach of this Agreement has been the principal cause of the failure of the Closing to occur prior to the Outside Date;
(c)By the Company, if the Transactions have not been consummated on or before the Outside Date; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(c) if the Company’s breach of this Agreement has been the principal cause of the failure of the Closing to occur prior to such Outside Date;
(d)By the Company, prior to the time at which the Company Stockholder Approval has been obtained, if such termination is permitted by Section 5.3(d)(ii) (Superior Proposal); provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d) unless the Company complies in all material respects with the requirements of Section 5.3(d)(ii) (Superior Proposal) before the Company terminates pursuant to this Section 7.1(d) and concurrently with such termination the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with Section 7.2(b)(i);
(e)By Parent, prior to the time at which the Company Stockholder Approval has been obtained, if (i) the Company Board shall have effected a Company Board Recommendation Change, whether or not in compliance with Section 5.3 (it being understood and agreed that any written notice provided to Parent (and not made public by the Company or its Subsidiaries or their respective Representatives) of the Company’s intention to make a Company Board Recommendation Change prior to effecting such Company Board Recommendation Change in accordance with Section 5.3 shall not by itself constitute a Company Board Recommendation Change), or (ii) the Company shall have entered into a merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal;
(f)By either the Company or Parent (on behalf of itself and Merger Sub), if the Company Meeting (as it may be adjourned or postponed in accordance with this Agreement) shall have concluded and the Company Stockholder Approval shall not have been obtained at such meeting;
(g)By either the Company or Parent (on behalf of itself and Merger Sub), if (i) there is in effect any final, non-appealable Closing Legal Impediment or (ii) Section 6.1(c) (Regulatory Approvals) is not satisfied as of the Outside Date; provided, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(g) if a material breach of Parent’s or the Company’s, respectively, obligations under this Agreement has been the principal cause of such Order, applicable Law or failure of such condition to be satisfied;
(h)By Parent (on behalf of itself and Merger Sub), if Parent is not in material breach of any of its obligations under this Agreement, and if the Company has breached in any material respect any of its representations or warranties or failed to perform in any material respect any its covenants or other agreements contained in this Agreement, which breach or failure to perform would render any condition contained in Section 6.1(a), (Company Stockholder Approval), Section 6.1(b) (No Restraints), Section 6.1(c) (Regulatory Approvals), Section 6.3(a) (Company Representations and Warranties) or Section 6.3(b) (Company Covenants) incapable of being satisfied by the Outside Date, or if capable of being satisfied by the Outside Date, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after Parent provided written notice of such breach to the Company and (ii) the third Business Day prior to the Outside Date;
(i)By the Company, if it is not in material breach of any of its obligations under this Agreement, and if Parent or Merger Sub shall have breached in any material respect any of their representations or warranties or failed to perform in any material respect any of their covenants or other agreements contained in this Agreement, which breach or failure to perform would render any condition contained in Section 6.1(a) (Company Stockholder Approval), Section 6.1(b) (No Restraints), Section 6.1(c) (Regulatory Approvals), Section 6.2(a) (Parent Representations and Warranties) or Section 6.2(b) (Parent Covenants) incapable of being satisfied by the Outside Date, or if capable of being satisfied by the Outside Date, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after the Company provided written notice of such breach to Parent and (ii) the third Business Day prior to the Outside Date; or
(j)By the Company, if (i) the Marketing Period has ended and all of the conditions to the obligations of the Parent to consummate the Closing set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied or waived and the date on which the Closing should have taken place pursuant to Section 1.2 has occurred, (ii) the Company has delivered to Parent a written notice at least three (3) Business Days prior to such termination confirming that, if Parent performed its obligations hereunder to consummate the Closing and the Debt Financing was funded, the Company is ready, willing and able to consummate the Closing and (iii) Parent has failed to consummate the Closing pursuant to Section 1.2 within three (3) Business Days after the later to occur of (x) delivery of the written notice specified in clause (ii) above and (y) the date by which the Closing is required to have occurred pursuant to Section 1.2.
7.2Termination Fees and Expenses.
(a)Parent shall pay to the Company the Reverse Termination Fee if any of the following occur:
(i)this Agreement is terminated by Parent pursuant to Section 7.1(b) (Outside Date) or by the Company pursuant to Section 7.1(c) (Outside Date) if at the time of, or prior to, such termination pursuant to Section 7.1(b) or Section 7.1(c), the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(j) (Failure to Close When Required);
(ii)this Agreement is terminated by the Company pursuant to Section 7.1(j) (Failure to Close When Required); or
(iii)this Agreement is terminated by Parent pursuant to Section 7.1(b) (Outside Date) or terminated by the Company pursuant to Section 7.1(c) (Outside Date) and, in either case, at the time of such termination, (x) the condition set forth in Section 6.1(c) has not been satisfied solely because any of the approvals, consents and consultations required to consummate the transactions contemplated by this Agreement pursuant to the Antitrust Laws of any jurisdiction listed on Section 7.2(a)(iii) of the Company Disclosure Schedule have not been obtained or any applicable waiting period thereunder has not expired or been terminated (a “Specified Regulatory Requirement”), and Parent has not waived such condition with respect to such Specified Regulatory Requirement prior to the Outside Date, and (y) all other conditions set forth in Article 6 have been satisfied or waived (or, in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied at the Closing).
(b)The Company shall pay or cause to be paid to Parent the Company Termination Fee if any of the following occur:
(i)this Agreement is terminated by the Company pursuant to Section 7.1(d) (Superior Proposal);

(ii)this Agreement is terminated by Parent pursuant to Section 7.1(e) (Change in Recommendation); or
(iii)(A) (1) the Company Meeting has not occurred prior to the Outside Date and either Parent or the Company terminates this Agreement pursuant to Section 7.1(b) (Outside Date) or Section 7.1(c) (Outside Date) or (2) either Parent or the Company terminates this Agreement pursuant to Section 7.1(f) (Company Stockholder Approval) or Section 7.1(h) (Company Breach), (B) a bona fide Acquisition Proposal (provided, that for purposes of this clause (iii), all references to “25%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”) made by a Third Party has been publicly disclosed after the date of this Agreement and prior to the date of such termination and has not been withdrawn prior to the Outside Date, and (C) within twelve (12) months after such termination, the Company and/or its Subsidiaries consummate an Acquisition Proposal.
(c)Any Reverse Termination Fee or Company Termination Fee due under this Section 7.2 shall be paid to the appropriate party by wire transfer of same-day funds on the second (2nd) Business Day immediately following the date of termination of this Agreement, except that any Company Termination Fee payable pursuant to Section 7.2(b)(i) shall be paid concurrently with such termination (it being understood that in no event shall (i) Parent be required to pay the Reverse Termination Fee on more than one occasion or (ii) the Company be required to pay the Company Termination Fee on more than one occasion).
(d)The parties hereto acknowledge that (i) the agreements contained in this Section 7.2 are an integral part of the Transactions, and that without these agreements, the parties would not enter into this Agreement, and (ii) each of the Reverse Termination Fee and the Company Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 7.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Accordingly, (x) if Parent fails to promptly pay the amounts due pursuant to this Section 7.2 and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for any amounts due pursuant to this Section 7.2, Parent shall pay to the Company the Company’s and its affiliates’ out-of-pocket, documented costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date (collectively, “Termination Fee Collection Costs”) and (y) if the Company fails to promptly pay the amounts due pursuant to this Section 7.2 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for any amounts due pursuant to this Section 7.2, the Company shall pay or cause to be paid to Parent Parent’s and its affiliates’ Termination Fee Collection Costs; provided that in no event shall any party be required to pay Termination Fee Collection Costs in an aggregate amount exceeding $5,000,000.
(e)Notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub breaches or fails to perform hereunder (whether willfully (including a

Willful and Material Breach), intentionally, unintentionally or otherwise), then the sole and exclusive remedy of the Company, its affiliates and each of its and its affiliates’ respective direct or indirect current, former or future shareholders, partners, members, officers, directors, managers and employees, and their respective assignees (collectively, the “Company Related Parties”), whether at law, in equity, in contract, in tort or otherwise, against any of Parent, Merger Sub, any Guarantor, any Debt Financing Source, any of their respective affiliates, any of their and their affiliates’ respective direct or indirect current, former or future shareholders, partners, members, officers, directors, managers and employees, and their respective assignees (collectively, the “Parent Related Parties”) for any breach, loss, Liability or damage in connection with this Agreement, any other agreements and instruments contemplated hereby, or the Transactions (and the termination of this Agreement or any matter forming the basis for such termination) shall be the Company’s right (i) to specific performance if and to the extent permitted by Section 9.11 (Specific Performance), (ii) to terminate this Agreement in accordance with and subject to the terms of Section 7.1 and receive payment of the Reverse Termination Fee, if applicable, plus, if applicable, the Termination Fee Collection Costs, if any, plus receipt of expense reimbursement and indemnity payments (if any) (up to an aggregate amount not exceeding $2,000,000) under Sections 5.5(b)(ii), 5.5(c) and 5.16(f), and (iii) to seek recovery of damages incurred or suffered as a result of a Willful and Material Breach of, or Fraud with respect to, any of Parent’s representations, warranties, covenants or other agreements set forth in this Agreement where such Willful and Material Breach or Fraud is the principal cause of a condition contained in Section 6.1 or Section 6.2 to (x) be incapable of being satisfied by the Outside Date or (y) if capable of being satisfied by the Outside Date, to not have been satisfied by the Outside Date, provided, however, that in no event shall the aggregate amount of liabilities and damages recoverable from Parent pursuant to this clause (iii) exceed $108,000,000. In the event that Reverse Termination Fee is paid to the Company in accordance with Section 7.2(a), then the sole and exclusive remedy of the Company and the Company Related Parties, whether at law, in equity, in contract, in tort or otherwise, against any of Parent or the Parent Related Parties for any breach, loss or damage in connection with this Agreement, any other agreement or instrument contemplated hereby, or the Transactions (and the termination of this Agreement or any matter forming the basis for such termination) shall be as set forth in clause (ii) of the immediately preceding sentence. Except as expressly contemplated hereby, Parent will not (nor will any other Parent Related Party) have any other liability or obligation to the Company or any other Company Related Party relating to or arising out of this Agreement or any other agreement or instrument contemplated hereby, or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, in each case, other than any obligations of any Guarantor under the Guaranty. Notwithstanding anything to the contrary herein, (x) this Section 7.2(e) shall not relieve Parent or Apollo Management IX, L.P. from any Liability for any breaches of the Confidentiality Agreement and (y) it is agreed and understood that, notwithstanding anything herein to the contrary, the Company shall be entitled, under all circumstances, to pursue claims for both specific performance or other injunctive or equitable relief under Section 9.11 (Specific Performance) as well as any Reverse Termination Fee or monetary damages hereunder, but shall not be entitled to receive both an award of monetary damages and the Reverse Termination Fee.
(f)Notwithstanding anything to the contrary in this Agreement, if the Company breaches or fails to perform hereunder (whether willfully (including a Willful and

Material Breach), intentionally, unintentionally or otherwise), then the sole and exclusive remedy of Parent and the Parent Related Parties, whether at law, in equity, in contract, in tort or otherwise, against any of the Company or the Company Related Parties for any breach, loss or damage in connection with this Agreement, any other agreement or instrument contemplated hereby, or the Transactions (and the termination of this Agreement or any matter forming the basis for such termination) shall be Parent’s right (i) to specific performance if and to the extent permitted by Section 9.11 (Specific Performance), (ii) to terminate this Agreement in accordance with and subject to the terms of Section 7.1 and receive payment of the Company Termination Fee, if applicable, plus the Termination Fee Collection Costs, if any, and (iii) to seek recovery of damages incurred or suffered as a result of a Willful and Material Breach of, or Fraud with respect to, any of the Company’s representations, warranties, covenants or other agreements set forth in this Agreement where such Willful and Material Breach or Fraud is the principal cause of a condition contained in Section 6.1 or Section 6.3 to (x) be incapable of being satisfied by the Outside Date or (y) if capable of being satisfied by the Outside Date, to not have been satisfied by the Outside Date, provided, however, that in no event shall the aggregate amount of liabilities and damages recoverable from the Company pursuant to this clause (iii) exceed $108,000,000. In the event that Company Termination Fee is paid to Parent in accordance with Section 7.2(b), then the sole and exclusive remedy of Parent and the Parent Related Parties, whether at law, in equity, in contract, in tort or otherwise, against any of the Company or the Company Related Parties for any breach, loss or damage in connection with this Agreement, any other agreement or instrument contemplated hereby, or the Transactions (and the termination of this Agreement or any matter forming the basis for such termination) shall be as set forth in clause (ii) of the immediately preceding sentence. Except as expressly contemplated hereby, the Company (or any other Company Related Party) will not have any other liability or obligation to Parent or any other Parent Related Party relating to or arising out of this Agreement or any other agreement or instrument contemplated hereby, or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary herein, (x) this Section 7.2(f) shall not relieve the Company from any liability for any breaches of the Confidentiality Agreement and (y) it is agreed and understood that, notwithstanding anything herein to the contrary, Parent shall be entitled, under all circumstances, to pursue claims for both specific performance or other injunctive or equitable relief under Section 9.11 (Specific Performance) as well as any Company Termination Fee or monetary damages hereunder, but shall not be entitled to receive both an award of monetary damages and the Company Termination Fee.
(g)Notwithstanding anything herein to the contrary, the Company (on behalf of itself and the Company Related Parties) hereby waives any rights or claims against any Debt Financing Source or any affiliate of any Debt Financing Source or any of its or their respective direct or indirect current, former or future shareholders, partners, members, officers, directors, managers, employees, agents, advisors or other Representatives, or their respective assignees (collectively, including the Debt Financing Sources, the “Financing Source Related Parties”) in connection with this Agreement, the Debt Financing or the Debt Financing Commitment Letters, whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself and the Company Related Parties) agrees not to commence (and if commenced, agree to dismiss or otherwise terminate) any Proceeding against any Financing Source Related Party in connection with this Agreement, the Debt Financing or the Debt

Financing Commitment Letters, other than, for the avoidance of doubt, from and after the Closing Date, under any definitive agreements executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its affiliates are party thereto. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source Related Party shall have any liability for any claims, losses, settlements, damages, costs, expenses, fines or penalties to the Company or the Company Related Parties in connection with this Agreement or the transactions contemplated by this Agreement, other than, for the avoidance of doubt, from and after the Closing Date, under any definitive agreements executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its affiliates are party thereto. Notwithstanding the foregoing, nothing in this Section 7.2 shall in any way limit or modify the rights and obligations of Parent (or its permitted assignee) under the Debt Financing Commitment Letters.
7.3Effect of Termination; Limitation on Liability. Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is validly terminated by either Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect and there shall be no liability or obligation on the part of any party hereunder (other than Sections 5.5(b)(ii) and 5.5(c) (Parent Financing Assistance), Section 5.16(f) (Company Indebtedness), this Article 7 (Termination, Amendment and Waiver), Section 8.1 (Definitions), Section 9.1 (Fees and Expenses), Section 9.5 (References), Section 9.6 (Construction), Section 9.9 (Third Party Beneficiaries), Section 9.10 (Waiver of Trial by Jury), Section 9.14 (Governing Law), Section 9.15 (Consent to Jurisdiction), Section 9.17 (Non-Recourse) and the last sentence of Section 5.2(a) (Access to Information; Confidentiality), each of which shall survive the termination of this Agreement). Notwithstanding anything to the contrary contained in this Agreement, (a) each of the Confidentiality Agreement and the Guaranty shall survive the termination of this Agreement in accordance with its respective terms and (b) subject to Section 7.2, nothing herein shall relieve the Company or Parent from damages in accordance with, and subject to the limitations of, Section 7.2(f)(iii) or Section 7.2(e)(iii), as applicable. Prior to any valid termination of this Agreement, nothing in this Article 7 shall be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement in accordance with the terms of this Agreement.
ARTICLE 8
DEFINITIONS
8.1Certain Definitions. For purposes of this Agreement, the term:
“Acceptable Confidentiality Agreement” means an agreement with the Company or its Subsidiaries that is executed, delivered and effective after the date hereof, containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information of or with respect to the Company or its Subsidiaries to keep such information confidential and refrain from using such information (subject to customary exceptions); provided, however, that, the provisions contained therein are not materially less favorable, in the aggregate, to the Company and its Subsidiaries than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.3. For the avoidance of doubt, a joinder to an Acceptable Confidentiality Agreement pursuant to which a Third Party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.
“Acquisition Proposal” means, other than a proposal made by Parent or its affiliates with respect to the transactions contemplated by this Agreement, any bona fide written offer, proposal, indication of interest or inquiry by a third-party, contemplating or otherwise relating to any transaction or series of transactions involving any (i) direct or indirect acquisition, purchase or license (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries constituting 25% or more of the consolidated assets of the Company and its Subsidiaries (excluding cash), or to which 25% or more of the net income, revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available; or (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of record or beneficial ownership of 25% or more of any class of equity or voting securities of the Company or securities convertible into or exchangeable for such securities (including by tender offer, exchange offer, self-tender, merger, amalgamation, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions) (any transaction described by the foregoing clauses (i) and (ii), an “Acquisition Transaction”).
“Acquisition Transaction” has the meaning set forth in the definition of “Acquisition Proposal.”
“affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. In no event shall a portfolio company (other than Parent or Merger Sub) or investment fund, in either case, affiliated with Parent or any of the Guarantors be considered to be an affiliate of the Company or any of its Subsidiaries or of Parent or Merger Sub.
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.
“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (it being understood that Antitrust Law specifically excludes any Laws related to the Committee on Foreign Investment in the United States).
“Automotive Authority” means any foreign, federal or state regulatory authority governing the production or supply of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles.
“Automotive Law” means any foreign, federal, state or local Law regulating the production or supply of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles and all applicable orders, bulletins, interpretations, opinions, circular letters and directives of Governmental Entities relating to the regulation of the production or supply of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Credit Facility” means that certain Credit Agreement, dated as of October 1, 2018, among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as such agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.
“Company Equity Plans” means the Company’s 2006 Long-Term Incentive Plan, as amended and restated on November 5, 2020 and the Company’s 2021 Long-Term Incentive Plan, effective as of May 14, 2021.
“Company Fundamental Reps” means Section 3.1 (Organization and Corporate Power); Sections 3.2(a)-(b) (Capitalization); Section 3.3 (Authority; Execution and Delivery; Enforceability) and Section 3.21 (Broker’s Fees).
“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.
“Company Joint Venture” means any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity which is not a Subsidiary of the Company but of which the Company or any of its Subsidiaries (either alone and/or through and/or together with the Company and any of its Subsidiaries) owns any shares of capital stock or other equity interests.
“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by the Company of the Merger or the Transactions or the compliance by the Company with its obligations under this Agreement or (b) has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement of the transactions contemplated by this Agreement (provided that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement and the transactions contemplated hereby); (ii) conditions generally affecting the industries in which the Company and its Subsidiaries participate, the economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operate; (iii) the taking of any action to the extent expressly required by this Agreement (but excluding the first paragraph of Section 5.1 of this Agreement); (iv) any change after the date hereof in applicable Laws or the interpretation thereof by Governmental Entities; (v) any change after the date hereof in GAAP; (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; (vii) volcanoes, tsunamis, pandemics or disease outbreaks (including COVID-19 or any COVID-19 Measures), earthquakes, hurricanes, tornados or other natural disasters; (viii) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exception in this clause (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided herein) is, may be, contributed to or may contribute to, a Company Material Adverse Effect) or (ix) changes after the date hereof in the trading price or trading volume of Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for the Company by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); provided further, that any change, effect, event, occurrence, state of facts or development referred to in clauses (ii), (iv), (v), (vi) or (vii) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry or jurisdiction in which the Company and its Subsidiaries operate (in which case only such incremental disproportionate adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).
“Company Owned Real Property Leases” means all leases, licenses or other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Company Owned Real Property or material portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any of its Subsidiaries thereunder.
“Company PSU” means any performance share unit issued under the Company Equity Plans, whether settled in shares or cash.

“Company RSU” means any restricted stock unit issued under the Company Equity Plans, whether settled in shares or cash.
“Company Termination Fee” means an amount equal to $54,000,000.
“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading under the circumstances, in each case, giving effect to all supplements and updates delivered with respect thereto, (ii) such Required Financial Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the 1933 Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of non-convertible high yield debt securities), and (iii) the financial statements and other financial information included in such Required Financial Information would not be deemed stale (it being understood that the Company may provide updates to the Required Financial Information during the Marketing Period and such updates will be taken into account in determining whether the Required Financial Information would be deemed stale) or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the 1933 Act and are sufficient to permit the Company’s independent accountants to issue a customary “comfort” letter to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and customary change period comfort, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures).
“Confidential Information” means Evaluation Material (as such term is defined in the Confidentiality Agreement).
“Contract” means any written or oral legally binding contract, agreement, subcontract, lease, note, bond, mortgage, indenture, instrument, license, sublicense and purchase orders or other commitment.
“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics, or disease outbreaks, or any escalation or worsening of any of the foregoing (including subsequent waves).
“COVID-19 Measures” means any public health, quarantine, “shelter in place,” “stay at home,” social distancing, shut down, furlough, closure, sequester, safety or similar law, requirement, directive or mandate promulgated by any Governmental Entity, in each case in connection with or in response to COVID-19.
“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company and its Subsidiaries, to the conduct of their business, or to any of the Systems or any Sensitive Data: (i) the Company’s and its Subsidiaries’ own rules, policies, and procedures; (ii) all applicable Laws; (iii) industry standards applicable to the industry in which the Company and its Subsidiaries operate (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) Contracts and other arrangements to which the Company and its Subsidiaries have entered or by which they are otherwise bound.
“Debt Financing Sources” means the financial institutions identified in the Debt Financing Commitment Letters, together with each other Person that commits to provide or otherwise provides the Debt Financing, whether by joinder to the Debt Financing Commitment Letters or otherwise.
“Employee Compensation Budget” shall mean actions taken by the Company with respect to compensation and benefits of the applicable employee population that are contemplated in the Company’s annual operating budget, (i) as approved by the Board of Directors of the Company at the beginning of the applicable fiscal year and (ii) as previously disclosed to Parent.
“Environmental Law” means all applicable Laws that regulate pollution, protection of the environment or natural resources, public or worker health or safety (as relating to exposure to or management of Hazardous Substances), or the production, distribution, use, storage, treatment, transportation, recycling, Release or other handling of, or exposure to, Hazardous Substances.
“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Information” means (i) any description of post-Closing capital structure, including descriptions of indebtedness or equity of Parent or any of its affiliates (including the Company and its Subsidiaries on or after the Closing Date), (ii) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (iii) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information, (iv) risk factors relating to all or any component of the Debt Financing, (v) financial statements or information required by Rule 3-09, 3-10 or 3-16 of Regulation S-X, information regarding executive compensation and related party disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or other information required by Item 402 of Regulation S-K, (vi) “segment” financial information, (vii) Item 601 of Regulation S-K and XBRL exhibits and (viii) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“FCC” means Federal Communications Commission.
“Fraud” means actual common law fraud (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory) under Delaware law.
“GAAP” means generally accepted accounting principles, as applied in the United States.
“Government Official” means (i) any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization, or (ii) any relative of a Person described in clause (i).
“Governmental Entity” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government (including any Automotive Authority), whether foreign, federal, state or local, any self-regulatory organization (including any securities exchange), or any arbitrational tribunal.
“Hazardous Substances” means any pollutant or contaminant or any material, substance or waste defined or regulated as hazardous or toxic (or for which liability or standards of conduct may be imposed due to its dangerous or deleterious properties or characteristics) under Environmental Laws, including asbestos or asbestos-containing materials, pesticides, petroleum, petroleum products or byproducts, polychlorinated biphenyls, lead, mold, radiation, noise and odor.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Indentures” means, collectively, the Secured Notes Indentures and the Unsecured Notes Indenture.

“India MTO” means the mandatory tender offer to be made by Parent to the public shareholders of Federal Mogul Goetze (India) Ltd. pursuant to Regulation 5(1) of the Takeover Regulations.
“Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal.
“Insurance Policies” means all insurance policies and arrangements held by or for the benefit of the Company, any of its Subsidiaries, or the business, assets or properties owned, leased or operated by the Company or any of its Subsidiaries, as the case may be.
“Intellectual Property” means any and all intellectual property rights (whether statutory or under common law) in any jurisdiction throughout the world, arising under or associated with: (i) registered and unregistered trademarks and service marks, trade dress and trade names, corporate names, Internet domain names, social media identifications, logos, slogans, trade dress, design rights, and other similar designations of source or origin, (ii) patents, registered designs and similar or equivalent rights in inventions, (iii) copyrights, copyrightable works (and any other equivalent rights in works of authorship including software as a work of authorship), mask works and industrial designs, (iv) trade secrets and industrial secrets and any other intellectual property rights in proprietary, confidential or technical information, databases, data collections, algorithms, formulae, processes, techniques, technical data, and know-how, (v) all registrations, and applications for the registration or issuance of any of the foregoing, and (vi) any other similar or equivalent intellectual property rights anywhere in the world.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.1(a) of the Company Disclosure Schedule; and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the officers and directors of Parent and Merger Sub.
“Landlord Leases” means the Leased Real Property Subleases and the Company Owned Real Property Leases.
“Law” means any law, statute, constitution, ordinance, rule, regulation, stock exchange listing requirement, treaty, regulation, decree, or other Order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including common law and any Automotive Law.
“Leased Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries has rights to any Company Leased Real Property.
“Leased Real Property Subleases” means all subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Company Leased Real Property or material portion thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.
“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property, equity interest or asset.
“Marketing Period” means the first period of seventeen (17) consecutive calendar days after the date of this Agreement (i) throughout and at the end of which Parent shall have the Required Financial Information and the Required Financial Information shall be Compliant, (ii) throughout and at the end of which the conditions set forth in Article 6 shall be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) and (iii) nothing shall have occurred and no condition shall exist that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such seventeen (17) consecutive calendar day period; provided, that (x) May 30, 2022, July 4, 2022, July 5, 2022, November 24, 2022 and November 25, 2022 shall not constitute days for purposes of such seventeen (17) consecutive calendar day period (provided, however, that such exclusion shall not restart such period); (y) if such seventeen (17) consecutive calendar day period has not ended on or prior to August 19, 2022, such seventeen (17) consecutive calendar day period shall commence no earlier than September 6, 2022; and (z) if such seventeen (17) consecutive calendar day period has not ended on or prior to December 16, 2022, such seventeen (17) consecutive calendar day period shall commence no earlier than January 3, 2023; provided, further, that (x) the Marketing Period shall end on any earlier date prior to the expiration of the seventeen (17) consecutive calendar day period described above if the Debt Financing is closed on such earlier date (including closing into escrow) and (y) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of such seventeen (17) consecutive calendar day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in or that includes the Required Financial Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required in accordance with GAAP, (B) the Company’s independent accountants shall have withdrawn their audit opinion with respect to any audited financial statements contained in or that includes the Required Financial Information, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent accountants of the Company or another independent public accounting firm of national standing reasonably acceptable to Parent (and any “big four” accounting firm will be deemed acceptable), (C) any Required Financial Information would not be Compliant at any time during such seventeen (17) consecutive calendar day period or otherwise ceases to meet the requirement of “Required Financial Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant and meets the requirement of “Required Financial Information” (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such seventeen (17) consecutive calendar day period, then the Marketing Period shall be deemed not to have commenced), or (D) the Company shall have failed to file any Report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC pursuant to the Exchange Act in accordance with the periods required by the Exchange Act, in which case (1) in the case of failure to file a Form 10-K or Form 10-Q, the Marketing Period shall not commence or be deemed to commence unless and until such reports have been filed and (2) in the case of failure to file a Form 8-K, the Marketing Period shall toll until such report has been filed; provided, that if the failure to file such report occurs during the final five days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period shall be no earlier than the fifth Business Day after such report has been filed. If at any time the Company shall in good faith believe that it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement in the foregoing clause (i) to deliver the Required Financial Information will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information on such date and, within three (3) Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered) and, following delivery of such Required Financial Information specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied; provided, that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information was, in fact, delivered and is Compliant.
“NYSE” means The New York Stock Exchange.
“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, information memoranda and packages and lender and investor presentations, in each case, to the extent the same are customary or required under the terms of the Debt Financing Commitment Letter, in connection with the Debt Financing.
“Order” means any judgment, ruling, order, decision, writ, injunction, determination, ruling or decree of any Governmental Entity.
“Outside Date” means December 31, 2022; provided, that, in the event that the Marketing Period has commenced but has not been completed as of the date that is four (4) Business Days prior to the Outside Date, the Outside Date shall automatically be extended to the date that is four (4) Business Days following the final day of the Marketing Period and the Outside Date shall be deemed for all purposes hereof to be such later date.
“Parent and Merger Sub Fundamental Reps” means Section 4.1 (Corporate Organization), Section 4.2 (Authority, Execution and Delivery; Enforceability) and Section 4.11 (Brokers).

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that would have a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the Merger.
“Permits” means any license, permit, consent, qualification, franchise, registration, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Entity under applicable Law.
“Permitted Action” means any such commercially reasonable action or inaction, whether or not in the ordinary course of business, that the Company reasonably believes is necessary or prudent for the Company or any of its Subsidiaries to take or abstain from taking, in order to carry on and preserve or protect their respective businesses, assets or properties or to protect the health or safety of natural Persons employed by the Company or any of its Subsidiaries, in each case, solely in connection with COVID-19 or the COVID-19 Measures.
“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or its Subsidiaries and for which adequate reserves have been established in the Company SEC Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent, are being contested in good faith, or are not, individually or in the aggregate, material; (iii) municipal Laws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not materially impair the occupancy or use of the Company Leased Real Property and the Company Owned Real Property for the purposes for which it is currently used; (iv) Liens not securing indebtedness, covenants, conditions, restrictions, easements and other matters encumbering or otherwise affecting the Company Leased Real Property or the Company Owned Real Property, which do not materially impair the occupancy or use of the Company Leased Real Property and the Company Owned Real Property for the purposes for which it is currently used or proposed to be used; (v) Liens on goods in transit incurred pursuant to documentary letters of credit; (vi) Liens securing rental payments under capital lease arrangements; (vii) Liens in favor of customs and revenue authorities arising as a matter of Law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar ordinary course financing arrangements that are not overdue; (x) matters that would be disclosed by an accurate survey or a visual inspection of the Company Leased Real Property and the Company Owned Real Property; (xi) Liens securing the Secured Notes or the Company’s existing credit facilities (including its revolving credit facility) as of the date of this Agreement; and (xii) Liens set forth on Section 8.1(b) of the Company Disclosure Schedule.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Proceeding” means any civil, criminal or administrative action, claim, suit, petition, proceeding (including arbitration proceeding), charge, complaint, subpoena, demand, audit, notice of inquiry, liability, noncompliance or violation, investigation or proceeding by or before any Governmental Entity or other Person.
“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.
“Representative” means, with respect to any Person, any affiliate, director, officer, manager, partner or employee of such Person, or any financial advisor, accountant, legal counsel, consultant, debt financing source or other authorized agent or representative retained by such Person.
“Required Financial Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of debt securities on a registration statement on Form S-1 under the 1933 Act in order for the Company to consummate the offerings of high-yield debt securities contemplated by the Debt Financing Commitment Letter (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which, in the case of unaudited quarterly interim financial statements (other than the fourth quarter), will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100); and (ii) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Sources) to the extent that such information is (A) required in connection with the Debt Financing or of the type and form customarily included in (I) marketing documents used to syndicate credit facilities of the type contemplated by the Debt Financing Commitment Letter or (II) an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the 1933 Act or (B) as otherwise necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including negative assurance and customary change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in this definition, nothing will require the Company to provide (or be deemed to require the Company to prepare) any Excluded Information.
“Reverse Termination Fee” means an amount equal to $108,000,000.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Financial Sanctions Targets; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); (iii) any Person acting on behalf or at the direction of any of the Persons mentioned in clauses (i) and (ii); or (iv) any national or Governmental Entity of a Sanctioned Country.
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC), the United Nations Security Council, the European Union, the United Kingdom and all other applicable EU member states.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Notes” means, collectively, (i) the Company’s 7.875% Senior Secured Notes due 2029 that as of the date of this Agreement are outstanding in the aggregate principal amount of $500 million and (ii) the Company’s 5.125% Senior Secured Notes due 2029 that as of the date of this Agreement are outstanding in the aggregate principal amount of $800 million.
“Secured Notes Indentures” means, collectively, (i) that certain indenture, dated as of November 30, 2020, among the Company, as issuer, the subsidiary guarantors party thereto, and Wilmington Trust, National Association, as trustee, pursuant to which the Company’s 7.875% Senior Secured Notes due 2029 were issued and (ii) that certain indenture, dated as of March 17, 2021, among the Company, as issuer, the subsidiary guarantors party thereto, and Wilmington Trust, National Association, as trustee, pursuant to which the Company’s 5.125% Senior Secured Notes due 2029 were issued.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Notes” means, collectively, the Secured Notes and the Unsecured Notes.
“Sensitive Data” means personally identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by or on behalf of the Company, any of its Subsidiaries or any of the Systems.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other

Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls (or is entitled to control, by virtue of such Person’s ownership of voting interests, by contract, or otherwise) the board, managing director, general partner or similar governing body of such partnership, association or other business entity.
“Superior Proposal” means any bona fide, written Acquisition Proposal made after the date of this Agreement (except that the references in the definition thereof to 25% shall be replaced with 80%), other than this Agreement and the transactions contemplated by this Agreement, on terms that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, tax, regulatory and other aspects of such proposal or offer and the person making such proposal or offer, including the financing terms thereof and any break-up fees or reimbursement provisions, and such other factors as the Company Board considers to be appropriate, to be (a) more favorable to the Company or the Company’s stockholders, including from a financial point of view, than the transactions contemplated by this Agreement (taking into account any revisions pursuant to Section 5.3(d)) and (b) reasonably capable of being completed on the terms proposed.
“Takeover Regulations” means the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011.
“Tax Return” means any report, return (including information return), claim for refund, estimated filing or declaration required to be filed or actually filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendments thereof.
“Taxes” means all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, value-added and gains tax, and any interest, penalties, or additional amounts imposed in respect of any of the foregoing.
“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.
“Transaction Documents” means this Agreement, together with the exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Equity Commitment Letter, the Guaranty and the Confidentiality Agreement.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the U.S. Department of Treasury.
“Unsecured Notes Indenture” means the Indenture, dated as of December 5, 2014, among the Company, as issuer, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee (the “Unsecured Notes Trustee”), as amended and supplemented by (i) the First Supplemental Indenture, dated as of December 5, 2014, among the Company, as issuer, the subsidiary guarantors party thereto and the Unsecured Notes Trustee, pursuant to which the Company’s 5⅜% Senior Notes due 2024 were issued and (ii) the Second Supplemental Indenture, dated as of June 16, 2016, among the Company, as issuer, the subsidiary guarantors party thereto and the Unsecured Notes Trustee, pursuant to which the Company’s 5.00% Senior Notes due 2026 (the “Unsecured Notes”) were issued and as further amended and supplemented as of the date hereof.
“Willful and Material Breach” means (i) with respect to any material breach of a representation and warranty, that the breaching party had Knowledge of such breach as of the date of this Agreement and (ii) with respect to any material breach of a covenant or other agreement, that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s action or failure to act would result in or constitute a material breach of this Agreement.
8.2Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
2022 Bonus Plan	5.8(c)
Affiliate Contract	3.2
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Applicable Courts	9.15(b)
Book-Entry Shares	2.2(b)(ii)
Cash-Settled PSU	2.4(a)
Cash-Settled RSU	2.4(b)
Certificate of Merger	1.2
Certificates	2.2(b)(i)
Class B Common Stock	3.2(a)
Closing	1.2
Closing Date	1.2
Closing Legal Impediment	6.1(b)
Collective Labor Agreement	3.12(a)
Commitment Letters	4.5(a)
Company	Preamble
Company Awards	2.4(c)
Company Benefit Plan	3.11(a)
Company Board	Recitals
Company Board Recommendation	3.3(b)
Company Board Recommendation Change	5.3(c)

Company Bylaws	3.1
Company Charter	3.1
Company Disclosure Schedule	Article 3
Company Leased Real Property	3.14(b)
Company Material Contracts	3.16(b)
Company Meeting	5.4(a)(i)
Company Owned Real Property	3.14(a)
Company Preferred Stock	3.2(a)
Company Real Property	3.14(c)
Company Registered IP	3.19(a)
Company Related Parties	7.2(e)
Company SEC Documents	3.5(a)
Company SEC Financial Statements	3.5(c)
Company Stockholder Approval	3.3(c)
Confidentiality Agreement	5.2(b)
Continuation Period	5.8(a)
Continuing Employee	5.8(a)
D&O Insurance	5.9(c)
Debt Financing	4.5(a)
Debt Financing Commitment Letter	4.5(a)
Debt Offer	5.16(b)
DGCL	Recitals
Disclosure Schedule	Article 4
Dissenting Shares	2.3
Effective Time	1.2
Equity Commitment Letter	4.5(a)
Equity Financing	4.5(a)
Event Notice Period	5.3(d)(i)(1)
FDI Approval	5.7(a)
Financing	4.5(a)
Financing Action	5.6(a)
Financing Purposes	4.5(a)
Financing Source Related Parties	7.2(g)
Guarantors	Recitals
Guaranty	Recitals
Indemnitee	5.9(a)
Indemnitees	5.9(a)
Intervening Event	5.3(d)(i)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Parent	Preamble
Parent Disclosure Schedule	Article 4
Parent Related Parties	7.2(e)
Parent Subsidiaries	4.3(a)
Parent Subsidiary	4.3(a)

Payee	2.5
Paying Agent	2.2(a)
Payoff Letters	5.16(g)
Payor	2.5
Proposal Notice Period	5.3(d)(ii)(2)
Proxy Statement	5.4(a)(ii)
Replacement Debt Financing	5.6(d)
Sarbanes-Oxley Act	3.5(a)
Share	Recitals
Shares	Recitals
Share-Settled PSUs	2.4(c)
Share-Settled RSUs	2.4(c)
Solvent	4.8
Surviving Corporation	1.1(a)
Systems	3.19(e)
Tax Sharing Agreement	3.15(f)
Termination Fee Collection Costs	7.2(d)
Trade Control Laws	3.17(a)
Transactions	1.1(a)
Trustee	5.16(c)
Unsecured Notes	Definition of Unsecured Notes Indenture
Unsecured Notes Trustee	Definition of Unsecured Notes Indenture

ARTICLE 9
GENERAL PROVISIONS
9.1Fees and Expenses. Except as otherwise expressly provided herein (including in Section 2.2(a) (Paying Agent), Section 5.2 (Access to Information, Employees and Facilities; Confidentiality), Section 5.5(b) (Parent Financing Assistance), Section 5.9 (Indemnification); Section 5.17 (Transfer Taxes) and Section 7.2(d) (Termination Fee and Expenses)), (a) the Company shall pay or cause to be paid all of its and its Subsidiaries’ fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants), and (b) Parent and Merger Sub shall each pay or cause to be paid all of its fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants), in each case, incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. The Company and Parent shall each pay for and be responsible for 50% of any and all filing fees incurred by the parties and payable to any Governmental Entity in connection with any such filings or other submissions with respect to Antitrust Laws.
9.2Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the applicable e-mail address set out below, in each case before 6:00 p.m., Central Time, on a Business Day (provided confirmation of transmission is mechanically or electronically generated and the sender has not received notice that such transmission was not received), (c) the next Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties hereto, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the applicable party:
Notices to the Parent:
Pegasus Holdings III, LLC
c/o Apollo Management IX, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019

Attention:	James Elworth
Michael Reiss
Email:	jelworth@apollo.com
mreiss@apollo.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Andrew J. Nussbaum
Karessa L. Cain
Telephone No.:	(212) 403-1000
Email:	AJNussbaum@wlrk.com
KLCain@wlrk.com

Notices to the Company:
Tenneco Inc.
500 North Field Drive
Lake Forest, Illinois 60045

Attention:	Thomas J. Sabatino, Jr.
Telephone No.:	(847) 482-5000
Email:	tom.sabatino@tenneco.com

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
330 North Wabash Ave, Suite 2800
Chicago, Illinois 60611

Attention:	Mark D. Gerstein
Bradley C. Faris
Max N. Schleusener
Telephone No.:	(312) 876-7700
Email:	mark.gerstein@lw.com
brad.faris@lw.com
max.schleusener@lw.com

9.3Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part (whether by operation of law or otherwise), or delegated by (a) Parent or Merger Sub, without the prior written consent of the Company; provided, that the Parent or Merger Sub may, without the consent of the Company, assign in whole or in part its rights, interests and obligations pursuant to this Agreement to (i) another wholly owned direct or indirect Subsidiary of Parent or (ii) any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided further, that such assignment contemplated by the immediately preceding clause shall not relieve Parent or Merger Sub of any of their obligations hereunder, or (b) the Company, without the prior written consent of Parent.
9.4Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
9.5References. Capitalized terms used herein shall have the respective meanings assigned thereto herein (such definitions to be equally applicable to both the singular and plural forms and to the masculine as well as to the feminine and neuter genders of the terms defined). A term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto (including in headings in any parentheticals following section references) are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement of the parties to this Agreement. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United

States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “including” shall mean “including, without limitation.” “Shall” and “will” mean “must,” and shall and will have equal force and effect and express an obligation. “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form. The word “or” shall not be given its exclusive meaning. The words “made available to Parent” and words of similar import refer to documents (i) posted to the data room maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement, (ii) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (iii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, by 2:00 p.m. U.S. Eastern Standard Time on February 22, 2022. References herein to this Agreement mean this Agreement as from time to time amended, modified or supplemented, including by waiver or consent. Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. All references to “wholly owned Subsidiaries” shall be deemed to include Persons with respect to whom the Company or its wholly owned Subsidiaries own in excess of ninety-eight percent (98%) of the outstanding voting equity securities and where the remainder is held by one or more parties for purposes of compliance with applicable Law.
9.6Construction.
(a)The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
(b)The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party hereto shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any Third Party of any matter whatsoever (including any violation of Law or breach of contract).
9.7Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval; provided further, that any such amendment or waiver shall be binding upon the Company only if such amendment or waiver is set forth in a writing executed by the Company, and any such amendment or waiver shall be binding upon Parent or Merger Sub only if such amendment or waiver is set forth in a writing executed by Parent or Merger Sub, as applicable; provided further that no amendment, supplement or change may be made to, or whole or partial waiver may be made with respect to, Section 7.2 (Termination Fees and Expenses), Section 9.3 (Assignments), this Section 9.7 (Amendment and Waiver), Section 9.9 (Third Party Beneficiaries), Section 9.10 (Waiver of Trial by Jury), Section 9.14 (Governing Law), Section 9.15 (Consent to Jurisdiction) or Section 9.17 (Non-Recourse) that adversely impacts any Debt Financing Source without the prior written consent of such Debt Financing Source adversely impacted thereby. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
9.8Complete Agreement. This Agreement and the other agreements expressly referred to herein (including the Commitment Letters, the Guaranty and the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
9.9Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except that (a) the Company and its Subsidiaries shall be express third party beneficiaries of and have the right to enforce Sections 5.5(b)(ii), 5.5(c) and 5.16(f), (b) the Company Related Parties and the Parent Related Parties shall be express third party beneficiaries of and have the right to enforce Section 7.2(e) and Section 7.2(f), (c) the Financing Source Related Parties shall be express third party beneficiaries of and have the right to enforce Section 7.2(g), (d) the Debt Financing Sources shall be express third party beneficiaries of and have the right to enforce Section 7.2(g) (Termination Fees and Expenses), Section 9.3 (Assignment), Section 9.7 (Amendment and Waiver), this Section 9.9 (Third Party Beneficiaries), Section 9.10 (Waiver of Trial by Jury), Section 9.14 (Governing Law), Section 9.15 (Consent to Jurisdiction) or Section 9.17 (Non-Recourse) and Section 9.19 (Survival), and (e) following the Effective Time, the holders of Shares and Company Awards shall be express third party beneficiaries of, and have the right to enforce the right to receive the consideration set forth in, Article 2.
9.10Waiver of Trial by Jury. THE PARTIES HERETO WAIVE ANY RIGHT, TO THE FULLEST EXTENT PERMITTED BY LAW, TO A TRIAL BY JURY IN ANY ACTION, CLAIM OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT, (II)

ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, OR (III) ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTERS.
9.11Specific Performance.
(a)The parties hereto each acknowledge and agree that the other parties hereto would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, except as otherwise provided in this Section 9.11, each of the Company, Parent and Merger Sub agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties hereto and the matter, in addition to any other remedy to which they may be entitled pursuant hereto or at law or equity (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy). Each of the parties hereto further acknowledges and agrees that it shall not assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
(b)Until such time as Parent pays and the Company accepts the Reverse Termination Fee, the remedies available to the Company pursuant to this Section 9.11 shall be in addition to any other remedy to which it is entitled at law or in equity in accordance with this Agreement, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Reverse Termination Fee under Section 7.2. For the avoidance of doubt, although the Company may pursue both a grant of specific performance to the extent permitted by this Section 9.11 and the payment of the Reverse Termination Fee, under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (i) both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or other equitable relief, on the one hand, and payment of any monetary damages whatsoever and/or the payment of the Reverse Termination Fee, on the other hand, or (ii) both payment of any monetary damages whatsoever, on the one hand, and payment of the Reverse Termination Fee, on the other hand.
(c)In furtherance of the foregoing, the parties hereto hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of, this Agreement (including Section 5.6) by Parent and (ii) to cause Parent to draw down the full proceeds of the Financing and to cause Parent to consummate the Merger and the Transactions, including to effect the Closing in accordance with the terms and subject to the conditions in this Agreement, if, solely in the case of this clause (ii), (A) all conditions in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (B) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (C) the Debt Financing (or, if applicable, the Replacement Debt Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing (provided that Parent shall not be required to draw down the Equity Commitment Letter or consummate the Closing if the Debt Financing is not in fact funded at Closing) and (D) the Company has irrevocably confirmed to Parent in writing that if specific performance is granted and the Equity Financing and Debt Financing (or, if applicable, the Replacement Debt Financing) are funded, then the Company will take such actions required of it by this Agreement to cause the Closing to occur.
9.12Delivery. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or in electronic or digital form as a defense to the formation of a contract and each such party forever waives any such defense.
9.13Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto, but all such counterparts taken together shall constitute one and the same instrument.
9.14Governing Law. This Agreement, together with all Proceedings, issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Proceeding or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction), that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, that, notwithstanding the foregoing, any disputes involving the Debt Financing Sources will be governed by and construed in accordance with the applicable Laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the applicability of any Law other than the Law of the State of New York.
9.15Consent to Jurisdiction.
(a)THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF CHANCERY OF THE

STATE OF DELAWARE (OR, SOLELY TO THE EXTENT SUCH COURT DECLINES JURISDICTION OR DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
(b)NOTWITHSTANDING ANYTHING IN THIS SECTION 9.15 TO THE CONTRARY, THE PARTIES AGREE THAT WITH RESPECT TO ANY DISPUTE INVOLVING THE DEBT FINANCING OR DEBT FINANCING SOURCES, THE PARTIES SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR FEDERAL COURTS OF THE UNITED STATES OF AMERICA, IN EACH CASE, SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF (THE COURTS DESCRIBED IN THIS SECTION 9.15(b), THE “APPLICABLE COURTS”), AND AGREES THAT (I) ALL CLAIMS IN RESPECT OF ANY SUCH LITIGATION MAY BE HEARD AND DETERMINED ONLY IN AN APPLICABLE COURT, (II) WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING IN ANY APPLICABLE COURT, (III) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY APPLICABLE COURT, AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR ANY OTHER MANNER PROVIDED BY LAW.
9.16Payments under This Agreement. Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, reduction or withholding and not subject counterclaim or offset, on the dates required hereby (with time being of the essence).
9.17Non-Recourse. Notwithstanding anything herein to the contrary, any Proceeding (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that is based upon, arising out of, or related to (i) this Agreement or any other Transaction

Document or the transactions contemplated hereby or thereby, (ii) the negotiation, execution, performance or non-performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any other Transaction Document), (iii) any breach or violation of this Agreement or any other Transaction Document or (iv) any failure of the transactions contemplated hereunder or under any Transaction Document (including the Financing) to be consummated may only be brought against, the Persons that are expressly named as parties hereto or thereto, as applicable (together with any assignee of a party hereto pursuant to Section 9.3 (Assignment) and, in accordance with the terms and conditions of the Guaranty, the Guarantors) and then only with respect to the specific obligations set forth herein with respect to such party. In no event shall any named party to the Transaction Documents have any shared or vicarious liability for the actions or omissions of any other Person. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other document or certificate referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and the Company Related Parties and Parent Related Parties, as applicable, that no recourse under this Agreement, any other Transaction Document or any other document or certificate referenced herein or therein or in connection with any transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any other Person, including any Parent Related Party or Company Related Party, and no other Person, including any Parent Related Party or Company Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (i) through (iv), it being expressly agreed and acknowledged that no Liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (i) through (iv), in each case, except for claims that (1) the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (x) and (y), in all respects to the limitations set forth in Section 7.2, Section 7.3, Section 9.11 and this Section 9.17) (w) against any person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (x) against each Guarantor, solely in accordance with, and pursuant to the terms and conditions of, the Guaranty, (y) against the equity financing sources under the Equity Commitment Letter for specific performance of the obligation of such equity financing sources to fund their respective commitments under the Equity Commitment Letter, solely in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letter, or (z) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement, (2) Parent and its affiliates may assert against the Debt Financing Sources pursuant to the terms and conditions of the Debt Financing and (3) any Guarantor or equity financing source may assert pursuant to the terms and conditions of the Guaranty and the Equity Commitment Letter, as applicable. Notwithstanding anything to the contrary herein or otherwise, no Parent Related Party or Company Related Party shall be responsible or liable for any multiple, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Debt Financing), or the termination or abandonment of any of the foregoing (provided, for the avoidance of doubt, that nothing in this sentence shall limit any party’s right to receive a fee pursuant to Section 7.2 hereof).
9.18Disclosure Schedules. The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of), the representations and warranties (or covenants, as applicable), of the relevant party that are contained in the corresponding Section of this Agreement and any other representations and warranties of such party that is contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face (other than any matters required to be disclosed for purposes of Section 3.2(a) (Capitalization), Section 5.1 (Conduct of Business Pending the Closing) or the first sentence of Section 3.6 (Absences of Certain Changes or Events), which matters shall only be disclosed by specific disclosure in the corresponding section of the Disclosure Schedules). Each party hereto has or may have set forth information in the Disclosure Schedules in a section thereof that corresponds to the Section of this Agreement to which it relates. The specification of any dollar amount contained in the representations or warranties in this Agreement, or the fact that any item of information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. The mere inclusion of an item in the Disclosure Schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that (a) such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (b) such information (or any non-disclosed information of comparable or greater significance) is required to be disclosed by the terms of this Agreement or is material to the business, results of operations or financial condition of the Company, Parent or Merger Sub, as applicable. Capitalized terms used and not otherwise defined in the Disclosure Schedule shall have the meanings given to them in this Agreement.
9.19Survival. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall not survive the Closing except that this Section 9.19 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.
9.20Waiver of Conditions.
(a)The conditions to the obligations of each party hereto to consummate the transactions contemplated by this Agreement are for the sole benefit of each such party, and may be waived only by each such party in whole or in part to the extent permitted by applicable Laws.
(b)No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
9.21Obligations of Parent, Merger Sub and the Company. Whenever this Agreement requires a Subsidiary of Parent (including Merger Sub) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.
[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.
Parent:

PEGASUS HOLDINGS III, LLC

By: /s/ Michael A. Reiss
Name:     Michael A. Reiss
Title:     President

Merger Sub:

PEGASUS MERGER CO.

By: /s/ Michael A. Reiss
Name: Michael A. Reiss
Title: President

[Signature Page to Agreement and Plan of Merger]

The Company:

TENNECO INC.

By: /s/ Brian J. Kessesler
Name: Brian J. Kesseler
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
FORM OF
CERTIFICATE OF INCORPORATION
OF SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION
OF
[COMPANY]

[●]

FIRST: The name of this corporation (the “Corporation”) shall be [COMPANY].

SECOND: Its registered office in the State of Delaware is to be located at 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801, United States, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 1,000. All such shares are of one class and are shares of Common Stock with the par value of $0.01 per share.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SIXTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the directors, officers, employees and agents of the Corporation through bylaw provisions, agreements with such directors, officers, employees and agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of any acts or omissions of such director, officer, employee or agent occurring prior to such amendment, repeal or modification.

EXHIBIT B
FORM OF BYLAWS
OF SURVIVING CORPORATION

BYLAWS
OF
[COMPANY]
Dated as of: [●]
ARTICLE I
OFFICES
Section 1. REGISTERED OFFICES. The registered office shall be in Wilmington, Delaware, or such other location as the Board of Directors of the corporation (the “Board of Directors”) may determine or the business of the corporation may require.

Section 2. OTHER OFFICES. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 1. PLACE OF MEETINGS. Meetings of stockholders shall be held at any place within or outside the State of Delaware as designated by the Board of Directors. In the absence of any such designation, stockholders’ meetings shall be held at the principal executive office of the corporation.

Section 2. ANNUAL MEETING OF STOCKHOLDERS. The annual meeting of stockholders shall be held each year on a date and a time designated by the Board of Directors. At each annual meeting directors shall be elected and any other proper business may be transacted.

Section 3. QUORUM; ADJOURNED MEETINGS AND NOTICE THEREOF. A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation of the corporation (the “Certificate of Incorporation”), or by these Bylaws. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

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Section 4. VOTING. When a quorum is present at any meeting, in all matters other than the election of directors, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes, or the Certificate of Incorporation, or these Bylaws, a different vote is required in which case such express provision shall govern and control the decision of such question. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 5. PROXIES. At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period. All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting. Each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation on the record date set by the Board of Directors as provided in Article VI, Section 5 hereof.

Section 6. SPECIAL MEETINGS. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding, and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 7. NOTICE OF STOCKHOLDERS’ MEETINGS. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

Section 8. MAINTENANCE AND INSPECTION OF STOCKHOLDER LIST. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

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Section 9. STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section 9 to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III
DIRECTORS
Section 1. THE NUMBER OF DIRECTORS. The initial number of directors shall be equal to the number of directors appointed by the incorporator. Thereafter, the Board of Directors shall consist of at least one (1) director, the number thereof to be determined from time to time by resolution of the Board of Directors. The directors need not be stockholders. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and the directors elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board of Directors may be removed, either with or without cause, from the Board of Directors at any meeting of stockholders by a majority of the stock represented and entitled to vote thereat.

Section 2. VACANCIES. Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 3. POWERS. The property and affairs of the corporation shall be managed by or under the direction of its Board of Directors.

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Section 4. PLACE OF DIRECTORS’ MEETINGS. The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of the State of Delaware.

Section 5. REGULAR MEETINGS. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors.

Section 6. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the President on forty‑eight hours’ notice to each director, either personally or by mail; special meetings shall be called by the President or the Secretary in like manner and on like notice on the written request of two directors unless the Board of Directors consists of only one director; in which case special meetings shall be called by the President or Secretary in like manner or on like notice on the written request of the sole director.

Section 7. QUORUM. At all meetings of the Board of Directors a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these Bylaws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only one director is authorized, such sole director shall constitute a quorum.

Section 8. ACTION WITHOUT MEETING. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 9. TELEPHONIC MEETINGS. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 10. COMMITTEES OF DIRECTORS. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each such committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee,

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to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the Bylaws of the corporation; and, unless the resolution or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

Section 11. MINUTES OF COMMITTEE MEETINGS. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 12. COMPENSATION OF DIRECTORS. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV
OFFICERS
Section 1. OFFICERS. The officers of this corporation shall be chosen by the Board of Directors and shall include a Chairman of the Board of Directors or a President, or both, and a Secretary. The corporation may also have, at the discretion of the Board of Directors, such other officers as are desired, including a Vice-Chairman of the Board of Directors, a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 hereof. At the time of the election of officers, the directors may by resolution determine the order of their rank, if any. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

Section 2. ELECTION OF OFFICERS. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the corporation.

Section 3. SUBORDINATE OFFICERS. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 4. TERM OF OFFICE; REMOVAL AND VACANCIES. The officers of the corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time by the

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affirmative vote of a majority of the Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

Section 5. CHAIRMAN OF THE BOARD. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these Bylaws. If there is no President, the Chairman of the Board shall in addition be the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in Section 6 of this Article IV.

Section 6. PRESIDENT. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. He shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He shall be an ex‑officio member of all committees and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

Section 7. VICE PRESIDENTS. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.

Section 8. SECRETARY. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or these Bylaws. He shall keep in safe custody the seal of the corporation, and when authorized by the Board of Directors, affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

Section 9. ASSISTANT SECRETARY. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, or if there be no such determination, the Assistant Secretary designated by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

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Section 10. CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Chief Financial Officer and of the financial condition of the corporation. If required by the Board of Directors, he shall give the corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

Section 11. ASSISTANT TREASURER. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, or if there be no such determination, the Assistant Treasurer designated by the Board of Directors, shall, in the absence or disability of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE V
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND ADVANCEMENT OF EXPENSES
Section 1. INDEMNIFICATION. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in this Article V, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors. The corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article V or otherwise. If a claim for indemnification under this Article V (following the final disposition of such action, suit or proceeding) or if a claim for any advancement of expenses under this Article V is not paid in full within thirty days after a written claim therefor by the Indemnitee has been received by the

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corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 2. RIGHTS NOT EXCLUSIVE. The rights conferred on any Indemnitee by this Section 14 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. This Article V shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

Section 3. INDEMNIFICATION BY THIRD PARTIES. The corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by an amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust enterprise or nonprofit enterprise.

Section 4. AMENDMENT TO INDEMNIFICATION RIGHTS. Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

Section 5. DIRECTORS AND OFFICERS INSURANCE. The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article V.

Section 6. CORPORATION DEFINED; EFFECTS OF MERGER OR CONSOLIDATION. For the purposes of this Article V, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

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Section 7. OTHER ENTERPRISES DEFINED. For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include service as a director or officer of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

Section 8. CESSATION OF DIRECTOR OR OFFICER STATUS. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VI
CERTIFICATES OF STOCK
Section 1. CERTIFICATES. At the option of the Board of Directors, the stock of the corporation may be (i) uncertificated, evidenced by entries into the corporation’s stock ledger or other appropriate corporate books and records, as the Board of Directors may determine from time to time, or (ii) evidenced by a certificate signed by, or in the name of the corporation by, the Chairman or Vice-Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Chief Financial Officer or an Assistant Treasurer of the corporation, certifying the number of shares represented by the certificate owned by such stockholder in the corporation.

Section 2. SIGNATURES ON CERTIFICATES. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 3. LOST CERTIFICATES. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

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Section 4. TRANSFERS OF STOCK. Upon surrender to the corporation, or the transfer agent of the corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 5. FIXED RECORD DATE. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date which shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.

Section 6. REGISTERED STOCKHOLDERS. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

ARTICLE VII
GENERAL PROVISIONS
Section 1. DIVIDENDS. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

Section 2. PAYMENT OF DIVIDENDS; DIRECTORS’ DUTIES. Before payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve.

Section 3. CHECKS. All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

Section 4. FISCAL YEAR. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

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Section 5. CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 6. MANNER OF GIVING NOTICE. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram.

Section 7. WAIVER OF NOTICE. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE VIII
AMENDMENTS
AMENDMENT BY DIRECTORS OR STOCKHOLDERS. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

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